Exhibit 10.29

LEASE

BETWEEN

7TH STREET PROPERTIES II, A
CALIFORNIA LIMITED PARTNERSHIP
(LANDLORD)

AND

XOMA CORPORATION,
a Delaware corporation (TENANT)

804 Heinz Avenue
Berkeley, California

ARTICLE 1 BASIC LEASE PROVISIONS		1

1.1	BASIC LEASE PROVISIONS	1

1.2	ENUMERATION OF EXHIBITS AND RIDER	3

1.3	DEFINITIONS	3

ARTICLE 2 PREMISES, TERM, CONDITION OF PREMISES, PARKING AND RENEWAL		7

2.1	LEASE OF PREMISES	7

2.2	TERM	7

2.3	CONDITION OF PREMISES	7

2.4	PARKING	8

2.5	RENEWAL OPTION	8

ARTICLE 3 RENT		10

ARTICLE 4 RENT ADJUSTMENTS AND PAYMENTS		11

4.1	RENT ADJUSTMENTS	11

4.2	STATEMENT OF LANDLORD	11

4.3	BOOKS AND RECORDS	12

4.4	TENANT OR LEASE SPECIFIC TAXES	13

ARTICLE 5 SECURITY DEPOSIT		13

ARTICLE 6 UTILITIES AND SIGNAGE		14

6.1	UTILITIES GENERALLY	14

6.2	INTERRUPTION OF USE	14

6.3	SIGNAGE	.15

ARTICLE 7 POSSESSION, USE AND CONDITION OF PREMISES		15

7.1	POSSESSION AND USE OF PREMISES	15

7.2	LANDLORD ACCESS TO PREMISES; APPROVALS	25

7.3	QUIET ENJOYMENT	27

ARTICLE 8 MAINTENANCE		27

8.1	LANDLORD’S MAINTENANCE	27

8.2	TENANT’S MAINTENANCE	28

ARTICLE 9 ALTERATIONS AND IMPROVEMENTS		29

9.1	TENANT ALTERATIONS	29

9.2	LIENS	31

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ARTICLE 10 ASSIGNMENT AND SUBLETTING	31

10.1	ASSIGNMENT AND SUBLETTING	31

10.2	RECAPTURE	33

10.3	EXCESS RENT	33

10.4	TENANT LIABILITY	34

10.5	ASSUMPTION AND ATTORNMENT	34

10.6	PROCESSING EXPENSES	34

ARTICLE 11 DEFAULT AND REMEDIES		35

11.1	EVENTS OF DEFAULT	35

11.2	LANDLORD’S REMEDIES	36

11.3	ATTORNEY’S FEES	38

11.4	BANKRUPTCY	38

11.5	LANDLORD’S DEFAULT	39

ARTICLE 12 SURRENDER OF PREMISES		40

12.1	IN GENERAL	40

12.2	LANDLORD’S RIGHTS	40

ARTICLE 13 HOLDING OVER		40

ARTICLE 14 DAMAGE BY FIRE OR OTHER CASUALTY		41

14.1	SUBSTANTIAL UNTENANTABILITY	41

14.2	INSUBSTANTIAL UNTENANTABILITY	42

14.3	RENT ABATEMENT	42

14.4	WAIVER OF STATUTORY REMEDIES	42

ARTICLE 15 EMINENT DOMAIN		42

15.1	TAKING OF WHOLE OR SUBSTANTIAL PART	42

15.2	TAKING OF PART	43

15.3	COMPENSATION	43

ARTICLE 16 INSURANCE		.43

16.1	TENANT’S INSURANCE	43

16.2	FORM OF POLICIES	44

16.3	LANDLORD’S INSURANCE	44

16.4	WAIVER OF SUBROGATION	45

16.5	NOTICE OF CASUALTY	46

ARTICLE 17 WAIVER OF CLAIMS AND INDEMNITY		46

17.1	WAIVER OF CLAIMS	46

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17.2	INDEMNITY BY TENANT	46

17.3	INDEMNITY BY LANDLORD	47

ARTICLE 18 RULES AND REGULATIONS		47

18.1	RULES	47

18.2	ENFORCEMENT	47

ARTICLE 19 LANDLORD’S RESERVED RIGHTS		48

ARTICLE 20 ESTOPPEL CERTIFICATE		48

20.1	IN GENERAL	48

20.2	ENFORCEMENT	49

ARTICLE 21 INTENTIONALLY OMITTED		49

ARTICLE 22 REAL ESTATE BROKERS		49

ARTICLE 23 MORTGAGEE PROTECTION		49

23.1	SUBORDINATION AND ATTORNMENT	49

23.2	MORTGAGEE PROTECTION	50

ARTICLE 24 NOTICES		51

ARTICLE 25 MISCELLANEOUS		51

25.1	LATE CHARGES	51

25.2	NO JURY TRIAL; VENUE; JURISDICTION	52

25.3	DISCRIMINATION	52

25.4	FINANCIAL STATEMENTS	53

25.5	OPTION	53

25.6	TENANT AUTHORITY	53

25.7	ENTIRE AGREEMENT	53

25.8	MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE	54

25.9	EXCULPATION	54

25.10	ACCORD AND SATISFACTION	54

25.11	LANDLORD’S OBLIGATIONS ON SALE OF BUILDING	54

25.12	BINDING EFFECT	54

25.13	CAPTIONS	55

25.14	TIME; APPLICABLE LAW; CONSTRUCTION	55

25.15	ABANDONMENT	55

25.16	LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES	55

25.17	SECURITY SYSTEM	55

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25.18	NO LIGHT, AIR OR VIEW EASEMENTS	56

25.19	RECORDATION	56

25.20	SURVIVAL	56

25.21	OFAC REPRESENTATION, WARRANTY AND COVENANT	56

25.22	COUNTERPARTS	57

25.23	BACKUP GENERATOR	57

25.24	ROOFTOP EQUIPMENT	58

25.25	EQUIPMENT FINANCING	59

25.26	RIDERS	59

4

LEASE

ARTICLE 1
BASIC LEASE PROVISIONS

1.1	BASIC LEASE PROVISIONS

   In the event of any conflict between these Basic Lease Provisions and any other Lease provision, such other Lease provision shall control.

(1)	BUILDING AND ADDRESS:

804 Heinz Avenue Berkeley, California 94710-2737

(2)	LANDLORD AND ADDRESS:

7th Street Properties II, a California Limited Partnership 1120 Nye Street, Suite 400 San Rafael, California 94901

Notices to Landlord shall be addressed:

7th Street Properties II, a California Limited Partnership c/o Wareham Property Group 1120 Nye Street, Suite 400 San Rafael, California 94901

With a copy to:

Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, California 94901 Attention: David H. Kremer, Esq.

(3)	TENANT AND ADDRESS:

(a) Name: XOMA CORPORATION

(b) State of formation: Delaware

Notices to Tenant shall be addressed:

XOMA(US) LLC 2910 Seventh Street Berkeley, CA 94710 Attn: Legal Department

with copies to:

XOMA(US) LLC 2910 Seventh Street Berkeley, CA 94710 Attn: CFO

(4)	DATE OF THIS LEASE: February 13, 2013

(5)	LEASE TERM: Ten (10) years, subject to any option(s) set forth in Section 2.5 below.

(6)	COMMENCEMENT DATE: May 1, 2013

(7)	EXPIRATION DATE: April 30, 2023

(8)	MONTHLY BASE RENT:

PERIOD FROM/TO	MONTHLY BASE RENT
May 1, 2013 - April 30, 2014	$112,270.00
May 1, 2014 - April 30, 2015	$115,638.10
May 1, 2015 - April 30, 2016	$119,107.24
May 1, 2016 - April 30, 2017	$122,680.46
May 1, 2017 - April 30, 2018	$126,360.87
May 1, 2018 - April 30, 2019	$130,151.70
May 1, 2019 - April 30, 2020	$134,056.25
May 1, 2020 - April 30, 2021	$138,077.94
May 1, 2021 - April 30, 2022	$142,220.28
May 1, 2022 - April 30, 2023	$146,486.89

(9)           RENTABLE AREA OF THE PREMISES: 35,000 square feet

(10)         SECURITY DEPOSIT: $146,486.89

(11)         TENANT’S USE OF PREMISES: General office, research and development use, including laboratory use.

(12)        PARKING: Up to 54 unreserved parking spaces on surface lots

(13)         TENANT’S BROKER: Cushman & Wakefield

1.2           ENUMERATION OF EXHIBITS AND RIDER

The Exhibits and Rider set forth below and attached to this Lease are incorporated in this Lease by this reference:

EXHIBIT A	Plan of Premises
EXHIBIT B-l	Laboratory Rules and Regulations
EXHIBIT B-2	Rules and Regulations
EXHIBIT C	Parking Area
EXHIBIT D	Systems Improvements

1.3           DEFINITIONS

For purposes hereof, the following terms shall have the following meanings:

AFFILIATE: Any corporation or other business entity that is currently owned or controlled by, owns or controls, or is under common ownership or control with Tenant or Landlord, as the case may be.

BUILDING: The building located at the address specified in Section 1.1(1). The Building may include office, lab, retail and other uses.

COMMENCEMENT DATE: The date specified in Section 1.1(6).

COMMON AREAS: All areas of the Project made available by Landlord from time to time for the general common use or benefit of the tenants of the Building, and their employees and invitees, or the public, as such areas currently exist and as they may be changed from time to time.

DECORATION: Tenant Alterations which do not require a building permit and which do not involve any of the structural elements of the Building, or any of the Building’s systems, including its electrical, mechanical, plumbing, security, heating, ventilating, air-conditioning, communication, and fire and life safety systems.

DEFAULT RATE: Two (2) percentage points above the rate then most recently announced by Bank of America N.T.&S.A. at its San Francisco main office as its base lending reference rate, from time to time announced, but in no event higher than the maximum rate permitted by Law.

EXPIRATION DATE: The date specified in Section 1.1(7).

FORCE MAJEURE: Any accident, casualty, act of God, war or civil commotion, strike or labor troubles, or any cause whatsoever beyond the reasonable control of a party, including water shortages, energy shortages or governmental preemption in connection with an act of God, a national emergency, or by reason of Law, or by reason of the conditions of supply and demand which have been or are affected by act of God, war or other emergency.

INDEMNITEES: Collectively, Landlord, any Mortgagee or ground lessor of the Property, the property manager and the leasing manager for the Property and their respective partners, members, directors, officers, agents and employees.

LAND: The parcel(s) of real estate on which the Building and Project are located.

LAWS OR LAW: All laws, ordinances, rules, regulations, other requirements, orders, rulings or decisions adopted or made by any governmental body, agency, department or judicial authority having jurisdiction over the Property, the Premises or Tenant’s activities at the Premises and any covenants, conditions or restrictions of record which affect the Property.

LEASE: This instrument and all exhibits and riders attached hereto, as may be amended from time to time.

MONTHLY BASE RENT: The monthly rent specified in Section 1.1(8).

MORTGAGEE: Any holder of a mortgage, deed of trust or other security instrument encumbering the Property.

OPERATING EXPENSES: All costs, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the ownership, management, operation, maintenance, replacement and repair of the Building and the Property, (as well as the reasonable allocation by Landlord of any expenses incurred and related to facilities located on other property owned or managed by Landlord or affiliates of Landlord, if the Property is managed as part of a portfolio involving more than one building and/or property) including, without limitation, (1) property management fees (not to exceed 3.5% of the Project’s gross receipts); (2) costs of a commercially reasonable property management office and office operation; (3) insurance costs relating to the Project; (4) costs and expenses of any capital expenditure or improvement, amortized over the useful life of the applicable capital expenditure or improvement, in accordance with generally accepted accounting principles, together with interest thereon on the unamortized costs at the lower of the rate incurred by Landlord to finance such capital expenditure or improvement or the Default Rate, which capital expenditure or improvement (a) is made to the Property after the Commencement Date in order to comply with Laws enacted after the Commencement Date, or (b) is installed for the purpose of reducing or controlling Operating Expenses; and (5) if the Property is part of a multi-building portfolio, the Building’s allocated share (as reasonably and equitably determined by Landlord according to sound real estate accounting and management principles, consistently applied) of those expenses incurred on a portfolio-wide basis benefiting the Building and/or Property which may include, without limitation, costs such as (a) landscaping, (b) utility and road repairs, and (c) security. Operating Expenses shall not include, (i) costs of alterations of the premises of tenants of the Project, (ii) costs of capital improvements to the Project (except as permitted in clause (4) above in the definition of “Operating Expenses”), (iii) depreciation charges, (iv) interest and principal payments on loans (except for loans for capital improvements which Landlord is allowed to include in Operating Expenses as provided above), (v) ground rental payments, (vi) real estate brokerage and leasing commissions or any fee in lieu of commission, (vii) advertising and marketing expenses, (viii) costs of Landlord reimbursed by insurance proceeds, condemnation awards, a tenant of the Project (outside of such tenant’s Operating Expense payments) or otherwise to the extent so reimbursed, (ix) expenses incurred in negotiating leases of tenants in the Project or enforcing lease obligations of tenants in the Project, (x) Landlord’s general corporate overhead, (xi) costs incurred by Landlord due to the violation by Landlord or any other tenant of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like, (xii) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord, (xiii); bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which may be included in Operating Expenses); (xiv) marketing costs, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project, including attorneys’ fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Project; (xv) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (xvi) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (xvii) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project, without charge; (xviii) costs (including in connection therewith all attorneys’ fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Project; (xix) costs associated with the operation of the business of the partnership which constitutes Landlord as the same are distinguished from the costs of operation of the Project; (xx) costs incurred to remove, remedy, contain, or treat any Hazardous Material; provided, however, that (A) the costs of routine monitoring of and testing for Hazardous Material in, on, or about the Property, and (B) costs incurred in the cleanup or remediation of de minimis amounts of Hazardous Material customarily used in commercial buildings or used to operate motor vehicles and customarily found in parking facilities shall be included as Operating Expenses; (xxi) costs of utilities provided to any other tenant’s space in the Project. If any Operating Expense, though paid in one year, relates to more than one calendar year, at the option of Landlord such expense may be proportionately allocated among such related calendar years.

PREMISES: The space located in the Building as depicted on Exhibit A attached hereto.

PRIOR LEASE: That certain lease agreement for the Premises between Landlord and Tenant’s predecessor, dated as of March 21, 1987 and as subsequently amended on June 26, 1987, April 21, 1988, December 31, 1997 and April 30, 2008.

PROJECT or PROPERTY: The Project consists of the building located at the street address specified in Section 1.1(1) in Berkeley, California, associated parking as designated by Landlord from time to time, landscaping and improvements, together with the Land, any associated interests in real property and the building thereon, and the personal property, fixtures, machinery, equipment, systems and apparatus located in or used in conjunction with any of the foregoing that is owned by Landlord. The Project may also be referred to as the Property.

REAL PROPERTY: The Property excluding any personal property.

RENT: Collectively, Monthly Base Rent, Rent Adjustments and Rent Adjustment Deposits, and all other charges, payments, late fees or other amounts required to be paid by Tenant under this Lease.

RENT ADJUSTMENT: Any amounts owed by Tenant for payment of Operating Expenses and/or Taxes. The Rent Adjustments shall be determined and paid as provided in Article 4.

RENT ADJUSTMENT DEPOSIT: An amount equal to Landlord’s estimate of the Rent Adjustment attributable to each month of the applicable calendar year (or partial calendar year) during the Term. On or before the Commencement Date and with each Landlord’s Statement (defined in Article 4), Landlord may reasonably estimate and notify Tenant in writing of its estimate of the Operating Expenses and of Taxes for such calendar year (or partial calendar year). Prior to the first determination by Landlord of the amount of Operating Expenses and of Taxes for the first calendar year (or partial calendar year), Landlord may reasonably estimate such amounts in the foregoing calculation. The last estimate by Landlord shall remain in effect as the applicable Rent Adjustment Deposit unless and until Landlord notifies Tenant in writing of a change, which notice may be given by Landlord from time to time during each year throughout the Term.

RENTABLE AREA OF THE PREMISES: The amount of square footage set forth in Section 1.1(9) provided, however, that any statement of rentable are set forth in this Lease is an approximation which Landlord and Tenant agree is reasonable and the Monthly Base Rent shall not be subject to revision whether or not the actual square footage is more or less.

SECURITY DEPOSIT: The funds specified in Section 1.1(10), if any, deposited by Tenant with Landlord as security for Tenant’s performance of its obligations under this Lease.

TAXES: All federal, state and local governmental taxes, assessments and charges of every kind or nature, whether general, special, ordinary or extraordinary, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control, sale, transfer, or operation of the Property or any of its components (including any personal property used in connection therewith), which may also include any rental or similar taxes levied in lieu of or in addition to general real and/or personal property taxes. For purposes hereof, Taxes for any year shall be Taxes which are assessed for any period of such year, whether or not such Taxes are billed and payable in a subsequent calendar year. There shall be included in Taxes for any year the amount of all fees, costs and expenses (including reasonable attorneys’ fees) paid by Landlord during such year in seeking or obtaining any refund or reduction of Taxes, but such fees, costs and expenses shall not exceed the greater of (a) Landlord’s good faith estimation of the amount of refund or reduction of Taxes or (b) the actual amount of refund or reduction of Taxes. Taxes for any year shall be reduced by the net amount of any tax refund received by Landlord attributable to such year. If a special assessment payable in installments is levied against any part of the Property, Taxes for any year shall include only the installment of such assessment and any interest payable or paid during such year. Taxes shall not include (i) any items included in Operating Expenses, (ii) any items paid by Tenant under Section 4.4 below and (iii) any federal or state inheritance, general income, excess profit, franchise, capital stock, gift, estate taxes and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents or receipts attributable to operations at the Property) (“Prohibited Taxes”), except that if a change occurs in the method of taxation resulting in whole or in part in the substitution of any such taxes, or any other assessment, for any Taxes as above defined, such substituted taxes or assessments shall be included in the Taxes.

TENANT ALTERATIONS: Any alterations, improvements, additions, installations or construction in or to the Premises or any Building systems serving the Premises.

TENANT’S SHARE AS TO THE BUILDING: 100%.

TERM: The period specified in Section 1.1(5).

TERMINATION DATE: The Expiration Date or such earlier date as this Lease terminates or Tenant’s right to possession of the Premises terminates.

ARTICLE 2
PREMISES, TERM, CONDITION OF PREMISES, PARKING AND RENEWAL

2.1	LEASE OF PREMISES

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises for the Term and upon the terms, covenants and conditions provided in this Lease.

2.2	TERM

The Term shall be for the period of years specified in Section 1.1(5) and the Commencement Date shall be May 1, 2013.

2.3	CONDITION OF PREMISES

Tenant acknowledges that prior to the Commencement Date it will have been, and continue to be, in possession of the Premises pursuant to the Prior Lease. Accordingly, Tenant is, and will be, familiar with the condition of the Premises and shall continue to occupy the Premises in its “as is, where is” condition, with all faults, without any representation, warranty or improvement by Landlord of any kind whatsoever, except as expressly set forth herein.

2.4	PARKING

For the entire duration of the Term, including any renewal or extension thereof, Tenant may use the number of spaces specified in Section 1.1(12). Tenant’s parking rights shall be free of additional charge with unrestricted hours of usage (24 hours a day, 7 days a week, 365 days a year). The location of such parking spaces shall be located within the parking area shown on Exhibit C hereto. Subject to the foregoing, the locations and type of parking shall be designated by Landlord or Landlord’s parking operator from time to time. Tenant acknowledges and agrees that the parking spaces serving the Project may include tandem parking and a mixture of spaces for compact vehicles as well as full-size passenger automobiles, and that Tenant shall not use parking spaces for vehicles larger than the striped size of the parking spaces. All vehicles utilizing Tenant’s parking privileges shall prominently display identification stickers or other markers, and/or have passes or keycards for ingress and egress, as may be reasonably required and provided by Landlord or its parking operator from time to time. Tenant shall comply with any and all parking rules and regulations from time to time reasonably established by Landlord or Landlord’s parking operator, including a requirement that Tenant pay to Landlord or Landlord’s parking operator a reasonable charge (not to exceed $25.00 per incident) for loss and replacement of passes, keycards, identification stickers or markers, and for any and all loss or other damage caused by persons or vehicles related to use of Tenant’s parking privileges. Tenant shall not allow any vehicles using Tenant’s parking privileges to be parked, loaded or unloaded except in accordance with this Section, including in the areas and in the manner designated by Landlord or its parking operator for such activities. If any vehicle is using the parking or loading areas contrary to any provision of this Section, Landlord or its parking operator shall have the right, in addition to all other rights and remedies of Landlord under this Lease, to remove or tow away the vehicle without prior notice to Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after notice from Landlord.

2.5           RENEWAL OPTION

(a)           Tenant shall have two successive options to renew this Lease (each a “Renewal Option”) with respect to the entirety of the Premises for the term of five (5) years each (each a “Renewal Term”), commencing upon expiration of the initial Term, or if the first Renewal Option is exercised, upon the expiration of the first Renewal Term. Each Renewal Option must be exercised, if at all, by written notice given by Tenant to Landlord not earlier than twelve (12) months nor later than nine (9) months prior to expiration of the initial Term (or the first Renewal Term, as applicable). If Tenant properly exercises a Renewal Option, then references in the Lease to the Term shall be deemed to include the Renewal Term. The Renewal Option shall be null and void and Tenant shall have no right to renew this Lease if on the date Tenant exercises the Renewal Option or on the date immediately preceding the commencement date of the Renewal Term (i) a Default beyond the applicable cure period shall have occurred and be continuing hereunder, or (ii) Tenant (A) is then subletting more than fifty percent (50%) of the rentable square footage of the Premises other than in connection with a Permitted Transfer (as defined in Section 10.1(e) below) or (B) has assigned this Lease other than in connection with a Permitted Transfer.

(b)           If Tenant properly exercises the Renewal Option, then during the Renewal Term all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial Term shall apply during the Renewal Term, including without limitation the obligation to pay Rent Adjustments, except that (i) Tenant shall accept the Premises in their then “as-is” state and condition and Landlord shall have no obligation to make or pay for any improvements to the Premises (except as determined as part of the Fair Market Rent), and (ii) during the Renewal Term the Monthly Base Rent payable by Tenant shall be ninety-five percent (95%) of the Fair Market Rent during the Renewal Term as hereinafter set forth, except that in no event shall Monthly Base Rent during the Renewal Term be less than ninety-five percent (95%) of the Monthly Base Rent in effect during the last month of the initial Term, or first Renewal Term, as applicable, and shall increase by an annually compounded three percent (3%) during each year of the Renewal Term.

(c)           For purposes of this Section, the term “Fair Market Rent” shall mean the rental rate, additional rent adjustment and other charges and increases, if any, for space comparable in size, location and quality of the Premises under primary lease (and not sublease) to new or renewing tenants, for a comparable term with a tenant improvement allowance, if applicable and taking into consideration any concessions and such amenities as existing improvements, parking ratio, view, floor on which the Premises are situated and the like, situated in comparable buildings in Berkeley and Emeryville. The Fair Market Rent shall not take into account any Tenant Alterations or other improvements paid for by Tenant.

(d)           If Tenant properly exercises a Renewal Option, Landlord, by notice to Tenant not more than thirty (30) days after Tenant’s exercise of such Renewal Option, shall indicate Landlord’s determination of the Fair Market Rent. Tenant, within fifteen (15) days after the date on which Landlord provides such notice of the Fair Market Rent shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s acceptance of Landlord’s determination of the Fair Market Rent, or (ii) if Tenant disagrees with Landlords’ determination, provide Landlord with written notice of Tenant’s election to submit the Fair Market Rent to binding arbitration (the “Arbitration Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Arbitration Notice within such fifteen (15) day period, Tenant shall have been deemed to have given the Binding Notice. If Tenant provides or is deemed to have provided Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment (as defined below) upon the terms and conditions set forth herein.

(e)           If the parties are unable to agree upon the Fair Market Rent for the Premises within fifteen (15) days after Landlord’s receipt of the Arbitration Notice, Fair Market Rent as of commencement of the Renewal Term shall be determined as follows:

 (1)          Within fifteen (15) days after the date Tenant delivers the Arbitration Notice, Tenant, at its sole expense, shall obtain and deliver in writing to Landlord a determination of the Fair Market Rent for the Premises for a term equal to the Renewal Term from a broker (“Tenant’s broker”) licensed in the State of California and engaged in the office and lab markets in Berkeley and Emeryville, California, for at least the immediately preceding five (5) years. If Landlord accepts such determination, Landlord shall provide written notice thereof within fifteen (15) days after Landlord’s receipt of such determination and the Base Rent for the Renewal Term shall be adjusted to an amount equal to the Fair Market Rent determined by Tenant’s broker. Landlord shall be deemed to have rejected Tenant’s determination if Landlord fails to respond within the fifteen (15) day period.

 (2)          If Landlord provides notice that it rejects, or is deemed to have rejected, such determination, within twenty (20) days after receipt of the determination of Tenant’s broker, Landlord shall designate a broker (“Landlord’s broker”) licensed in the State of California and possessing the qualifications set forth in (1) above. Landlord’s broker and Tenant’s broker shall name a third broker, similarly qualified and who is not then or has not previously acted for either party, within five (5) days after the appointment of Landlord’s broker (“Neutral Broker”).

 (3)          The Neutral Broker shall determine the Fair Market Rent for the Premises as of the commencement of the Renewal Term within fifteen (15) days after the appointment of such Neutral Broker by choosing the determination of the Landlord’s broker or the Tenant’s broker which is closest to its own determination of Fair Market Rent. The decision of the Neutral Broker shall be binding on Landlord and Tenant.

(f)            Landlord shall pay the costs and fees of Landlord’s broker in connection with any determination hereunder, and Tenant shall pay the costs and fees of Tenant’s broker in connection with such determination. The costs and fees of the Neutral Broker shall be paid one-half by Landlord and one-half by Tenant.

(g)           If the amount of the Fair Market Rent has not been determined pursuant to this Section 2.5 as of the commencement of the Renewal Term, then Tenant shall continue to pay the Base Rent in effect during the last month of the initial Term (or the first Renewal Term, as applicable) until the amount of the Fair Market Rent is determined. When such determination is made, Tenant shall pay any deficiency to Landlord upon demand.

(h)           If Tenant is entitled to and properly exercises its Renewal Option, upon determination of Fair Market Rent pursuant to this Section 2.5, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Expiration Date and other appropriate terms consistent with this Section 2.5. The Renewal Amendment shall be sent to Tenant within fifteen (15) days after determination of Fair Market Rent and, provided the same is accurate, Tenant shall execute and return the Renewal Amendment to Landlord within ten (10) business days after Tenant’s receipt of same, but an otherwise valid exercise of the Renewal Option shall be fully effective whether or not the Renewal Amendment is executed.

ARTICLE 3
RENT

Tenant shall pay to Landlord at the address specified in Section 1.1(2), or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever (except as otherwise specifically permitted under this Lease), Rent, including Monthly Base Rent and Rent Adjustments in accordance with Article 4, during the Term. Monthly Base Rent shall be paid monthly in advance on the first day of each month of the Term. Monthly Base Rent shall be prorated for partial months within the Term. Unpaid Rent shall bear interest at the Default Rate from the date due until paid. Tenant’s covenant to pay Rent shall be independent of every other covenant in this Lease.

ARTICLE 4
RENT ADJUSTMENTS AND PAYMENTS

4.1           RENT ADJUSTMENTS

From and after the Commencement Date, Tenant shall pay to Landlord Rent Adjustments with respect to each calendar year (or partial calendar year in the case of the year in which the Commencement Date and the Termination Date occur) as follows as follows:

(a)           The Rent Adjustment Deposit representing Tenant’s Share of Operating Expenses for the applicable calendar year (or partial calendar year), monthly during the Term with the payment of Monthly Base Rent;

(b)           The Rent Adjustment Deposit representing Tenant’s Share of Taxes for the applicable calendar year (or partial calendar year), monthly during the Term with the payment of Monthly Base Rent;

(c)           Any Rent Adjustments due in excess of the Rent Adjustment Deposits in accordance with Section 4.2. Rent Adjustments due from Tenant to Landlord for any calendar year (or partial calendar year) shall be Tenant’s Share of Operating Expenses for such calendar year (or partial calendar year) and Tenant’s Share of Taxes for such calendar year (or partial calendar year); and

4.2           STATEMENT OF LANDLORD

Landlord shall use commercially reasonably efforts to furnish to Tenant, within 120 days following the expiration of each calendar year (but in any event as soon as feasible after the expiration of each calendar year), a statement (“Landlord’s Statement”) showing the following:

(a)           Operating Expenses and Taxes for such calendar year;

(b)           The amount of Rent Adjustments due Landlord for the last calendar year, less credit for Rent Adjustment Deposits paid, if any; and

(c)           Any change in the Rent Adjustment Deposit due monthly in the current calendar year, including the amount or revised amount due for months preceding any such change pursuant to Landlord’s Statement.

Tenant shall pay to Landlord within thirty (30) days after receipt of such statement any amounts for Rent Adjustments then due in accordance with Landlord’s Statement. Any amounts due from Landlord to Tenant pursuant to this Section shall be credited to the Rent Adjustment Deposit next coming due, or refunded to Tenant within thirty (30) days after such determination if the Term has already expired, provided Tenant is not in default hereunder beyond any applicable notice and cure period. No interest or penalties shall accrue on any amounts that Landlord is obligated to credit or refund to Tenant by reason of this Section 4.2. Landlord’s failure to deliver Landlord’s Statement or to compute the amount of the Rent Adjustments shall not constitute a waiver by Landlord of its right to deliver such items nor constitute a waiver or release of Tenant’s obligations to pay such amounts. The Rent Adjustment Deposit shall be credited against Rent Adjustments due for the applicable calendar year (or partial calendar year). During the last complete calendar year or during any partial calendar year in which the Lease terminates, Landlord may include in the Rent Adjustment Deposit its good faith estimate of Rent Adjustments which may not be finally determined until after the termination of this Lease. Landlord’s and Tenant’s obligation respecting Rent Adjustments shall survive the expiration or termination of this Lease. Notwithstanding the foregoing, in no event shall the sum of Monthly Base Rent and the Rent Adjustments be less than the Monthly Base Rent payable.

4.3           BOOKS AND RECORDS

Landlord shall maintain books and records showing Operating Expenses and Taxes in accordance with sound accounting and management practices, consistently applied. Tenant or its representative (which representative shall be a certified public accountant licensed to do business in the state in which the Property is located and whose primary business is certified public accounting and who shall not be paid on a contingency basis) shall have the right, for a period of two hundred seventy (270) days following the date upon which Landlord’s Statement is delivered to Tenant, to examine the Landlord’s books and records with respect to the items in the foregoing statement of Operating Expenses and Taxes during normal business hours, upon written notice, delivered at least three (3) business days in advance. If Tenant does not object in writing to Landlord’s Statement within two hundred seventy (270) days of Tenant’s receipt thereof, specifying the nature of the item in dispute and the reasons therefor, then Landlord’s Statement shall be considered final and accepted by Tenant and Tenant shall be deemed to have waived its right to dispute Landlord’s Statement. If Tenant does dispute any Landlord’s Statement, Tenant shall deliver a copy of any such audit to Landlord at the time of notification of the dispute. If Tenant does not provide such notice of dispute and a copy of such audit to Landlord within such two hundred seventy (270) day period, it shall be deemed to have waived such right to dispute Landlord’s Statement. Any amount due to the Landlord as shown on Landlord’s Statement, whether or not disputed by Tenant as provided herein shall be paid by Tenant when due as provided above, without prejudice to any such written exception. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Operating Expenses and Taxes unless Tenant has paid and continues to pay all Rent when due. If Landlord disagrees with the results of Tenant’s review of Landlord’s Statement, a certification as to the proper amount shall be made in accordance with generally accepted accounting practices by an independent certified public accountant selected by Landlord and who is a member of a nationally or regionally recognized accounting firm (“Landlord’s Accountant”). Landlord’s Accountant shall complete its review and certify such result to Landlord and Tenant within ninety (90) days following the date Tenant disputed the items in Landlord’s Statement. Upon resolution of any dispute with respect to Operating Expenses and Taxes pursuant to this Section 4.3, Tenant shall either pay Landlord any shortfall or Landlord shall credit Tenant with respect to any overages paid by Tenant against Tenant’s next Rent Adjustments coming due. In the event it is determined pursuant to this Section 4.3 that Landlord’s Statement overstated the amount of Operating Expenses and Taxes by eight percent (8%) or more, then Landlord shall reimburse Tenant for its actual and reasonable out-of-pocket audit expenses, not to exceed eight thousand five hundred dollars ($8,500.00) and Landlord shall be responsible for the costs of Landlord’s Accountant. The records obtained by Tenant shall be treated as confidential and neither Tenant nor any of its representatives or agents shall disclose or discuss the information set forth in the audit to or with any other person or entity (“Confidentiality Requirement”) except (a) to Tenant’s attorneys, accountants and consultants as reasonably necessary or (b) to the extent required by applicable laws or court order. Tenant shall indemnify and hold Landlord harmless for any losses or damages arising out of the breach of the Confidentiality Requirement.

4.4           TENANT OR LEASE SPECIFIC TAXES

In addition to Monthly Base Rent, Rent Adjustments, Rent Adjustment Deposits and other charges to be paid by Tenant, Tenant shall pay to Landlord, upon demand, any and all taxes payable by Landlord (other than the Prohibited Taxes) whether or not now customary or within the contemplation of the parties hereto: (a) upon, allocable to, or measured by the Rent payable hereunder, including any gross receipts tax or excise tax levied by any governmental or taxing body with respect to the receipt of such rent; or (b) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (c) upon the measured value of Tenant’s personal property located in or about the Premises or in any storeroom or any other place in or about the Premises, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; (d) resulting from any Tenant Alterations; or (e) upon this transaction. Taxes paid by Tenant pursuant to this Section 4.4 shall not be included in any computation of Taxes payable pursuant to Sections 4.1 and 4.2.

ARTICLE 5
SECURITY DEPOSIT

Landlord acknowledges that it currently holds a security deposit under the Prior Lease (the “Existing Deposit”), which the parties agree is currently One Hundred Twelve Thousand Two Hundred Sixty-Nine and 50/100 Dollars ($112,269.50). Concurrent with its execution of this Lease, Tenant shall deliver to Landlord, in immediately available funds, an amount equal to the difference between the Existing Deposit and the amount of the Security Deposit required by Section 1.1(10) above. Tenant acknowledges and agrees that the Existing Deposit shall be available to Landlord as part of the Security Deposit required under this Lease and that upon the expiration or earlier termination of the Prior Lease, the Existing Deposit shall be retained by Landlord in partial satisfaction of the Security Deposit required hereunder. The Security Deposit may be applied by Landlord to cure, in whole or part, any default of Tenant under this Lease, and upon notice by Landlord of such application, Tenant shall replenish the Security Deposit in full by paying to Landlord within ten (10) days of demand the amount so applied. Landlord’s application of the Security Deposit shall not constitute a waiver of Tenant’s default to the extent that the Security Deposit does not fully compensate Landlord for all losses, damages, costs and expenses incurred by Landlord in connection with such default and shall not prejudice any other rights or remedies available to Landlord under this Lease or by Law. Landlord shall not pay any interest on the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its general accounts. The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant under this Lease, nor shall it be a bar or defense of any action that Landlord may at any time commence against Tenant. In the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or the remaining balance thereof, Landlord may return the Security Deposit to the original Tenant, regardless of one or more assignments of this Lease. Upon the transfer of Landlord’s interest under this Lease, Landlord’s obligation to Tenant with respect to the Security Deposit shall terminate upon transfer to the transferee of the Security Deposit, or any balance thereof. If Tenant shall fully and faithfully comply with all the terms, provisions, covenants, and conditions of this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant within thirty (30) days after Landlord recovers possession of the Premises. Tenant hereby waives any and all rights of Tenant under the provisions of Section 1950.7 of the California Civil Code or other Law regarding security deposits.

ARTICLE 6
UTILITIES AND SIGNAGE

6.1           UTILITIES GENERALLY

Tenant will be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Project, including, but not limited to heating, ventilation and air conditioning, electricity, water, telephone, janitorial and interior Building security services.

(a)           All utilities (including without limitation, electricity, gas, sewer and water) to the Building are separately metered and shall be paid directly by Tenant to the applicable utility provider.

(b)           Landlord shall not provide janitorial services for the interior of the Building. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with applicable Laws.

6.2           INTERRUPTION OF USE

Except as otherwise provided in this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for any failure or interruption of utilities or services to the Project, or for any diminution in the quality or quantity thereof, for any reason whatsoever, including without limitation when occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project, by any riot or other dangerous condition, emergency, accident or casualty whatsoever; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring. Notwithstanding the foregoing, if the Premises is made untenantable, inaccessible or unsuitable for the ordinary conduct of Tenant’s business, due to an interruption in access to the Premises or any of the utilities or services provided by Landlord as a result of Landlord’s negligence or willful misconduct, then (i) Landlord shall use commercially reasonable good faith efforts to restore the same as soon as is reasonably possible, (ii) if, despite such commercially reasonable good faith efforts by Landlord, such interruption persists for a period in excess of three (3) consecutive business days, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Base Rent and Rent Adjustments payable hereunder during the period beginning on the fourth (4th) consecutive business day of such interruption and ending on the day the utility or service has been restored.

6.3           SIGNAGE

Tenant shall not place or permit to be placed in, upon, or about the Premises, the Building or the Project any exterior lights, decorations, balloons, flags, pennants, banners, advertisements or notices, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld or delayed. Tenant shall remove any sign, advertisement or notice placed on the Premises, the Building or the Project by Tenant upon the expiration of the Term or sooner termination of this Lease, and Tenant shall repair any damage or injury to the Premises, the Building or the Project caused thereby, all at Tenant’s expense. If any signs are not removed, or necessary repairs not made, Landlord shall have the right to remove the signs and repair any damage or injury to the Premises, the Building or the Project caused by such installation or removal at Tenant’s sole cost and expense.

ARTICLE 7
POSSESSION, USE AND CONDITION OF PREMISES

7.1           POSSESSION AND USE OF PREMISES

(a)           Tenant shall occupy and use the Premises only for the uses specified in Section 1.1(11) to conduct Tenant’s business. Tenant shall not occupy or use the Premises (or permit the use or occupancy of the Premises) for any purpose or in any manner which: (1) is unlawful or in violation of any Law or Environmental Law; (2) may be dangerous to persons or property or which may increase the cost of, or invalidate, any policy of insurance carried on the Building or covering its operations; (3) is contrary to or prohibited by the terms and conditions of this Lease or the rules of the Building set forth in Article 18; or (4) would tend to create or continue a nuisance.

(b)           Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises, the Building and the Project depending on, among other things: (1) whether Tenant’s business is deemed a “public accommodation” or “commercial facility”, (2) whether such requirements are “readily achievable”, and (3) whether a given alteration affects a “primary function area” or triggers “path of travel” requirements. The parties hereby agree that: (a) Landlord shall be responsible , as part of Operating Expenses (to the extent permitted to be included in Operating Expenses pursuant to the definition of Operating Expenses in Section 1.03 above), for ADA Title III compliance in the Common Areas, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III “path of travel” requirements triggered by Tenant Alterations in the Premises, and (d) Landlord may perform, or require Tenant to perform, and Tenant shall be responsible for the cost of, ADA Title III compliance in the Common Areas necessitated by the Building being deemed to be a “public accommodation” instead of a “commercial facility” as a result of Tenant’s specific use of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant’s employees.

(c)           Hazardous Materials.

(1)           Definitions. The following terms shall have the following meanings for purposes of this Lease:

(i)           “Biohazardous Materials” means any and all substances and materials defined or referred to as “medical waste,” “biological waste,” “biohazardous waste,” “biohazardous material” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) California Health & Safety Code Sections 25100 et seq., and any regulations promulgated thereunder, as amended from time to time.

(ii)          “Environmental Condition” means the Release of any Hazardous Materials in, over, on, under, through, from or about the Project (including, but not limited to, the Premises).

(iii)         “Environmental Damages” means all claims, suits, judgments, damages, losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, arising out of or in connection with any Environmental Condition, including, to the extent arising out of an Environmental Condition, without limitation: (A) damages for personal injury, or for injury or damage to the Project or natural resources occurring on or off the Project, including without limitation (1) any claims brought by or on behalf of any person, (2) any loss of, lost use of, damage to or diminution in value of any Project or natural resource, and (3) costs of any investigation, remediation, removal, abatement, containment, closure, restoration or monitoring work required by any federal, state or local governmental agency or political subdivision, or otherwise reasonably necessary to protect the public health or safety, whether on or off the Project; (B) reasonable fees incurred for the services of attorneys, consultants, contractors, experts and laboratories in connection with the preparation of any feasibility studies, investigations or reports or the performance of any work described above; (C) any liability to any third person or governmental agency to indemnify such person or agency for costs expended or liabilities incurred in connection with any items described in clause (A) or (B) above; (D) any fair market or fair market rental value of the Project; and (E) the amount of any penalties, damages or costs a party is required to pay or incur in excess of that which the party otherwise would reasonably have expected to pay or incur absent the existence of the applicable Environmental Condition.

(iv)        “Handling” or “Handles”, when used with reference to any substance or material, includes (but is not limited to) any receipt, storage, use, generation, Release, transportation, treatment or disposal of such substance or material.

(v)          “Hazardous Materials” means any and all chemical, explosive, biohazardous, radioactive or otherwise toxic or hazardous materials or hazardous wastes, including without limitation any asbestos-containing materials, PCB’s, CFCs, petroleum and derivatives thereof, Radioactive Materials, Biohazardous Materials, Hazardous Wastes, any other substances defined or listed as or meeting the characteristics of a hazardous substance, hazardous material, Hazardous Waste, toxic substance, toxic waste, biohazardous material, biohazardous waste, biological waste, medical waste, radiation, radioactive substance, radioactive waste, or other similar term, as applicable, under any law, statute, ordinance, code, rule, regulation, directive, order, condition or other written requirement enacted, promulgated or issued by any public officer or governmental or quasi-governmental authority, whether now in force or hereafter in force at any time or from time to time to protect the environment or human health, and/or any mixed materials, substances or wastes containing more than one of the foregoing categories of materials, substances or wastes.

(vi)         “Hazardous Materials Laws” means, collectively, (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, (B) the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Sections 5101-5128 (formerly 1801-1812), (C) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6987 (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, “RCRA”), (D) the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code Sections 25300 et seq., (E) the Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code Sections 25500 et seq., (F) the California Hazardous Waste Control Law, California Health & Safety Code Sections 25100 et seq. (together with any amendments thereto, any regulations thereunder and any amendments to any such regulations as in effect from time to time, the “CHWCL”), (G) California Health & Safety Code Sections 25015 et seq., (H) any amendments to or successor statutes to any of the foregoing, as adopted or enacted from time to time, (I) any regulations or amendments thereto promulgated pursuant to any of the foregoing from time to time, (J) any Laws relating to Biohazardous Materials, including (but not limited to) any regulations or requirements with respect to the shipping, use, decontamination and disposal thereof, and (K) any other Law now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials, including (but not limited to) any requirements or conditions imposed pursuant to the terms of any orders, permits, licenses, registrations or operating plans issued or approved by any governmental or quasi-governmental authority from time to time either on a Project-wide basis or in connection with any Handling of Hazardous Materials in, on or about the Premises or the Project.

(vii)        “Hazardous Wastes” means (A) any waste listed as or meeting the identified characteristics of a “hazardous waste” or terms of similar import under RCRA, (B) any waste meeting the identified characteristics of a “hazardous waste”, “extremely hazardous waste” or “restricted hazardous waste” under the CHWCL, and/or (C) any and all other substances and materials defined or referred to as a “hazardous waste” or other term of similar import under any Hazardous Materials Laws.

(viii)       “Radioactive Materials” means (A) any and all substances and materials the Handling of which requires an approval, consent, permit or license from the Nuclear Regulatory Commission, (B) any and all substances and materials the Handling of which requires a Radioactive Material License or other similar approval, consent, permit or license from the State of California, and (C) any and all other substances and materials defined or referred to as “radiation,” a “radioactive material” or “radioactive waste,” or any other term of similar import under any Hazardous Materials Laws, including (but not limited to) Title 26, California Code of Regulations Section 17-30100, and any statutes, regulations or other laws administered, enforced or promulgated by the Nuclear Regulatory Commission.

(ix)         “Release” means any accidental or intentional spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the air, land, surface water, groundwater or the environment (including without limitation the abandonment or discarding of receptacles containing any Hazardous Materials).

(x)          “Tenant’s Contamination” means any Hazardous Material Release on or about the Property by Tenant and/or any agents, employees, contractors, vendors, suppliers, licensees, subtenants, and visitors of Tenant (a “Tenant Party”).

(xi)         “Landlord’s Contamination” means any Hazardous Materials (A) which exist in, on, under or in the vicinity of the Project as of the date of this Lease not caused by Tenant, (B) which migrate onto or beneath the Project after termination of the Lease, or (C) introduced by Landlord or its agents, employees, contractors, vendors or suppliers. Tenant shall not be required to pay any costs with respect to the remediation or abatement of Landlord’s Contamination.

(2)           Handling of Hazardous Materials. The parties acknowledge that Tenant wishes and intends to use all or a portion of the Premises as a bio-pharmaceutical research, development preparation and dispensing facility and otherwise for the conduct by Tenant of its business in accordance with the use specified in Section 1.1(11), that such use, as conducted or proposed to be conducted by Tenant, would customarily include the Handling of Hazardous Materials, and that Tenant shall therefore be permitted to engage in the Handling in the Premises of necessary and reasonable quantities of Hazardous Materials customarily used in or incidental to the operation of a bio pharmaceutical research, development, preparation and dispensing facility and the other business operations of Tenant in the manner conducted or proposed to be conducted by Tenant hereunder (“Permitted Hazardous Materials”), provided that the Handling of such Permitted Hazardous Materials by all Tenant Parties shall at all times comply with and be subject to all provisions of this Lease and all Laws, including all Hazardous Materials Laws. Without limiting the generality of the foregoing, Tenant shall comply at all times with all Hazardous Materials Laws applicable to any aspect of Tenant’s use of the Premises and the Project and of Tenant’s operations and activities in, on and about the Premises and the Project, and shall ensure at all times that Tenant’s Handling of Hazardous Materials in, on and about the Premises does not violate (x) the terms of any governmental licenses or permits applicable to the Building (including, but not limited to, the Building Discharge Permit as defined below) or Premises or to Tenant’s Handling of any Hazardous Materials therein, or (y) any applicable requirements or restrictions relating to the occupancy classification of the Building and the Premises.

(3)           Disposition or Emission of Hazardous Materials. Tenant shall not Release or dispose of any Hazardous Materials, except to the extent authorized by permit, at the Premises or on the Project, but instead shall arrange for off-site disposal, under Tenant’s own name and EPA waste generator number (or other similar identifying information issued or prescribed by any other governmental authority with respect to Radioactive Materials, Biohazardous Materials or any other Hazardous Materials) and at Tenant’s sole expense, in compliance with all applicable Hazardous Materials Laws, with the Laboratory Rules and Regulations (defined below) and with all other applicable Laws and regulatory requirements.

(4)           Information Regarding Hazardous Materials. Tenant shall provide the following information and/or documentation to Landlord in writing prior to the Commencement Date, and thereafter shall update and deliver to Landlord such information and/or documentation (x) annually, by no later than the date required by law, (y) upon any material change in Tenant’s Hazardous Materials inventory or in Tenant’s business operations involving Hazardous Materials, and (z) at such other times as Landlord may reasonably request in writing from time to time, which updates shall reflect any material changes in such information and/or documentation:

(i)             An inventory of all Hazardous Materials that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time, or at the time of preparation of such inventory proposes or expects to use, handle, generate, transport, store, treat or dispose of from time to time, in connection with its operations at the Premises. Such inventory shall include, but shall separately identify, any Hazardous Wastes, Biohazardous Materials and Radioactive Materials covered by the foregoing description. If such inventory includes any Biohazardous Materials, Tenant shall also disclose in writing to Landlord the Biosafety Level designation associated with the use of such materials.

(ii)            Copies of all then existing permits, licenses, registrations and other similar documents issued by any governmental or quasi-governmental authority that authorize any Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party.

(iii)           All Material Safety Data Sheets (“MSDSs”), if any, required to be completed with respect to operations of Tenant at the Premises from time to time in accordance with Title 26, California Code of Regulations Section 8-5194 or 42 U.S.C. Section 11021, or any amendments thereto, and any Hazardous Materials Inventory Sheets that detail the MSDSs. As of the Date of this Lease, all Tenant’s current MSDSs are on file at 2910 Seventh Street, Berkeley, California 94710, and are available for review and copy by Landlord upon request.

(iv)           All hazardous waste manifests (as defined in Title 26, California Code of Regulations Section 22-66481), if any, that Tenant is required to complete from time to time in connection with its operations at the Premises. As of the Date of this Lease, all Tenant’s current hazardous waste manifests are on file at 2910 Seventh Street, Berkeley, California 94710, and are available for review and copy by Landlord upon request.

(v)            A copy of any “Hazardous Materials Business Plan” required from time to time with respect to Tenant’s operations at the Premises pursuant to California Health & Safety Code Sections 25500 et seq., and any regulations promulgated thereunder, as amended from time to time, or in connection with Tenant’s application for a business license from the City of Berkeley. If applicable law does not require Tenant to prepare a Hazardous Materials Business Plan, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Hazardous Materials Business Plan, including (but not limited to) information regarding Tenant’s Hazardous Materials inventories. The parties acknowledge that a Hazardous Materials Business Plan would ordinarily include an emergency response plan, and that regardless of whether applicable Law requires Tenant or other tenants in the Building to prepare Hazardous Materials Business Plans, Landlord in its discretion may elect to prepare a coordinated emergency response plan for the entire Building and/or for multiple Buildings on or about the Project.

(vi)           Any “Contingency Plans and Emergency Procedures” required of Tenant from time to time, in connection with its operations at the Premises, pursuant to applicable Law, Title 26, California Code of Regulations Sections 22-67140 et seq., and any amendments thereto, and any “Training Programs and Records” required under Title 26, California Code of Regulations Section 22-66493, and any amendments thereto from time to time. Landlord in its discretion may elect to prepare a Contingency Plan and Emergency Procedures for the entire Building and/or for multiple Buildings on the Project, in which event, if applicable law does not require Tenant to prepare a Contingency Plan and Emergency Procedures for its operations at the Premises, Tenant shall furnish to Landlord at the times and in the manner set forth above the information that would customarily be contained in a Contingency Plan and Emergency Procedures.

(vii)         Copies of any biennial or other periodic reports furnished or required to be furnished to the California Department of Health Services from time to time, under applicable law, pursuant to Title 26, California Code of Regulations Section 22-66493 and any amendments thereto, relating to any Hazardous Materials.

(viii)        Copies of any industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations at the Premises (the parties presently anticipate, however, that because of the existence of the Building Discharge Permit in Landlord’s name as described above. Tenant will not be required to maintain a separate, individual discharge permit).

(ix)          Copies of any other lists, reports, studies, or inventories of Hazardous Materials or of any subcategories of materials included in Hazardous Materials that Tenant is otherwise required to prepare and file from time to time with any governmental or quasi-governmental authority in connection with Tenant’s operations at the Premises, including (but not limited to) reports filed by Tenant with the federal Food & Drug Administration or any other regulatory authorities primarily in connection with the presence (or lack thereof) of any “select agents” or other Biohazardous Materials on the Premises, together with proof of filing thereof.

(x)           Any other information reasonably requested by Landlord in writing from time to time in connection with (A) Landlord’s monitoring (in Landlord’s reasonable discretion) and enforcement of Tenant’s obligations under this Section and of compliance with applicable Laws in connection with any Handling or Release of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, (B) any inspections or enforcement actions by any governmental authority pursuant to any Hazardous Materials Laws or any other Laws relating to the presence or Handling of Hazardous Materials in the Premises or Building or on or about the Project by any Tenant Party, and/or (C) Landlord’s preparation (in Landlord’s discretion) and enforcement of any reasonable rules and procedures relating to the presence or Handling by Tenant or any Tenant Party of Hazardous Materials in the Premises or Building or on or about the Project, including (but not limited to) any contingency plans or emergency response plans as described above. Except as otherwise required by Law, Landlord shall keep confidential any information supplied to Landlord by Tenant pursuant to the foregoing, provided, however, that the foregoing shall not apply to any information filed with any governmental authority or available to the public at large. Landlord may provide such information to its lenders, consultants or investors provided such entities agree to keep such information confidential.

(5)          Indemnification; Notice of Release. Tenant shall be responsible for and shall indemnify, defend and hold Landlord harmless from and against all Environmental Damages to the extent arising out of or otherwise relating to, (i) any Handling of Hazardous Materials by any Tenant Party in, on or about the Premises or the Project in violation of this Section, (ii) any breach of Tenant’s obligations under this Section or of any Hazardous Materials Laws by any Tenant Party, or (iii) the existence of any Tenant Contamination in, on or about the Premises or the Project to the extent caused by any Tenant Party, including without limitation any removal, cleanup or restoration work and materials necessary to return the Project or any improvements of whatever nature located on the Project to the condition existing prior to the Handling of Hazardous Materials in, on or about the Premises or the Project by any Tenant Party. In the event of any Tenant Contamination in, on or about the Premises or any other portion of the Project or any adjacent lands, Tenant shall promptly remedy the problem in accordance with all applicable Hazardous Materials Laws and Laws, shall give Landlord oral notice of any such non-standard or non-customary Release promptly after Tenant becomes aware of such Release, followed by written notice to Landlord within five (5) days after Tenant becomes aware of such Release, and shall furnish Landlord with concurrent copies of any and all notices, reports and other written materials filed by any Tenant Party with any governmental authority in connection with such Release. Landlord shall be responsible for and shall indemnify and hold Tenant harmless from and against all costs of any Environmental Damages which arise during the Term, as a result of the presence of, any Release of or the Handling of any Hazardous Material in, on, about or under the Building or Property, except to the extent provided for in this Section 7.1(d); provided that Tenant shall have the burden of reasonably demonstrating that such Hazardous Materials were not of the type used by Tenant in the Building or at the Project. Tenant shall be conclusively presumed to have met its burden to the extent that any Hazardous Materials are identified as being present in any environmental report or other data prior to Tenant’s original occupancy of the Premises and are not used by Tenant. In the event of any dispute between Landlord and Tenant as to liability for any Hazardous Materials or Environmental Damages, Landlord shall make available to Tenant copies of any environmental reports in the possession or control of Landlord that relate to the Building and that existed as of the Commencement Date. Tenant shall have no obligation to remedy any Hazardous Materials contamination which was not caused or released by a Tenant Party.

(6)          Governmental Notices. Tenant shall promptly provide Landlord with copies of all notices received by Tenant relating to any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in, on or about the Premises or any other portion of the Project, including, without limitation, any notice of violation, notice of responsibility or demand for action from any federal, state or local governmental authority or official in connection with any actual or alleged presence or Handling by any Tenant Party of Hazardous Materials in or about the Premises or any other portion of the Project.

(7)          Inspection by Landlord. In addition to, and not in limitation of, Landlord’s rights under this Lease, upon reasonable prior request by Landlord, Tenant shall grant Landlord and its consultants, as well as any governmental authorities having jurisdiction over the Premises or over any aspect of Tenant’s use thereof, reasonable access to the Premises at reasonable times following reasonable prior notice (with Tenant having the opportunity to accompany any such individuals while in the Premises) to inspect Tenant’s Handling of Hazardous Materials in, on and about the Premises, and Landlord shall not thereby incur any liability to Tenant or be deemed guilty of any disturbance of Tenant’s use or possession of the Premises by reason of such entry; provided, however, that Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Premises caused by such entry. Landlord shall comply with any security precaution reasonably imposed by Tenant during any entry onto the Premises and shall minimize to the extent reasonably possible any interference with Tenant’s use of the Premises caused by such entry. Notwithstanding Landlord’s rights of inspection and review of documents, materials and physical conditions under this Section with respect to Tenant’s Handling of Hazardous Materials, Landlord shall have no duty or obligation to perform any such inspection or review or to monitor in any way any documents, materials, physical conditions or compliance with Laws in connection with Tenant’s Handling of Hazardous Materials, and no third Party shall be entitled to rely on Landlord to conduct any such inspection, review or monitoring by reason of the provisions of this Section.

(8)          Monitoring by Landlord. Landlord reserves the right to monitor, in Landlord’s reasonable discretion and at Landlord’s cost (except in the case of a breach of any of Tenant’s obligations under this Section, in which event such monitoring costs shall be charged back entirely to Tenant and shall be reimbursed by Tenant to Landlord within ten (10) days after written demand by Landlord from time to time, accompanied by supporting documentation reasonably evidencing the costs for which such reimbursement is claimed), at such times and from time to time as Landlord in its reasonable discretion may determine, through consultants engaged by Landlord or otherwise as Landlord in its reasonable discretion may determine, (x) all aqueous and atmospheric discharges and emissions from the Premises during the Term by a Tenant Party, (y) Tenant’s compliance and the collective compliance of all tenants in the Building with requirements and restrictions relating to the occupancy classification of the Building (including, but not limited to, Hazardous Materials inventory levels of Tenant and all other tenants in the Building), and (z) Tenant’s compliance with all other requirements of this Section.

(9)          Discovery of Discharge. If Landlord, Tenant or any governmental or quasi-governmental authority discovers any Release from the Premises during the Term by a Tenant Party in violation of this Section that, in Landlord’s reasonable determination, jeopardizes the ability of the Building or the Project to meet applicable Laws or otherwise adversely affects the Building’s or the Project’s compliance with applicable discharge or emission standards, or if Landlord discovers any other breach of Tenant’s obligations under this Section, then upon receipt of written notice from Landlord or at such earlier time as Tenant obtains actual knowledge of the applicable discharge, emission or breach, Tenant at its sole expense shall within a reasonable time (x) in the case of a Release in violation of this Lease, cease the applicable discharge or emission and remediate any continuing effects of the discharge or emission until such time, if any, as Tenant demonstrates to Landlord’s reasonable satisfaction that the applicable discharge or emission is in compliance with all applicable Laws and any other applicable regulatory commitments and obligations to the satisfaction of the appropriate governmental agency with jurisdiction over the Release, and (y) in the case of any other breach of Tenant’s obligations under this Section, take such corrective measures as Landlord may reasonably request in writing in order to cure or eliminate the breach as promptly as practicable and to remediate any continuing effects of the breach.

(10)        Post-Occupancy Study. If Tenant or any Tenant Party Handles any Hazardous Materials in, on or about the Premises or the Project during the Term, then no later than fifteen (15) days following the Termination Date, Tenant at its sole cost and expense, shall obtain and deliver to Landlord an environmental study, performed by an expert reasonably satisfactory to Landlord, evaluating, the presence or absence of any Tenant Contamination in, on and about the Premises and the Project. Such study shall be based on a reasonable and prudent level of tests and investigations of the Premises and surrounding portions of the Project (if appropriate) which tests shall be conducted no earlier than fifteen (15) days prior to the Termination Date. Liability for any remedial actions required or recommended on the basis of such study shall be allocated in accordance with the applicable provisions of this Lease. To the extent any such remedial actions are the responsibility of Tenant, Tenant at its sole expense shall promptly commence and diligently pursue to completion the required remedial actions.

(11)        Emergency Response Plans. If Landlord in its reasonable discretion adopts any emergency response plan and/or any Contingency Plan and Emergency Procedures for the Building or for multiple Buildings on or about the Project as contemplated above, Landlord shall provide copies of any such plans and procedures to Tenant and, so long as such plans and procedures are reasonable and do not unreasonably interfere with Tenant’s use of or access to the Premises or materially increase the cost incurred by Tenant with respect to the Premises, Tenant shall comply with all of the requirements of such plans and procedures to the extent applicable to Tenant and/or the Premises. If Landlord elects to adopt or materially modify any such plans or procedures that apply to the Building during the Term, Landlord shall consult with Tenant in the course of preparing such plans, procedures or modifications in efforts to accurately reflect and maintain consistency with Tenant’s operations in the Premises, but Landlord alone shall determine, in its good faith reasonable discretion, the appropriate scope of such consultation and nothing in this paragraph shall be construed to give Tenant any right of approval or disapproval over Landlord’s adoption or modification of any such plans or procedures.

(12)        Radioactive Materials. Without limiting any other applicable provisions of this Section, if Tenant Handles or proposes to Handle any Radioactive Materials in or about the Premises, Tenant shall provide Landlord with copies of Tenant’s licenses or permits for such Radioactive Materials and with copies of all radiation protection programs and procedures required under applicable Laws or otherwise adopted by Tenant from time to time in connection with Tenant’s Handling of such Radioactive Materials. In addition, Tenant shall comply with any and all rules and procedures issued by Landlord in its good faith discretion from time to time with respect to the Handling of Radioactive Materials on the Project (such as, by way of example but not limitation, rules implementing a label defacement program for decayed waste destined for common trash and/or rules relating to transportation and storage of Radioactive Materials on the Project), provided that such rules and procedures shall be reasonable and not in conflict with any applicable Laws.

(13)         Deemed Holdover Occupancy. Notwithstanding any other provisions of this Lease, Tenant expressly agrees as follows:

(i)           If Tenant Handles any Radioactive Materials in or about the Premises or the Project during the Term, then for so long as any license or permit relating to such Radioactive Materials remains open or valid following the Termination Date, and another entity handling Radioactive Materials which is a prospective tenant of Landlord is legally prohibited from occupying a portion of the Premises for a use similar to Tenant’s use due to such license or permit remaining open or valid, then Tenant shall be deemed to be occupying that portion of the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue to pay Rent and other charges in accordance with Article 13 solely for that portion of the Premises effected by the radioactive materials license, until such time as the earlier of (a) all such Radioactive Materials licenses and permits have been fully closed out in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws or (b) the date another tenant is no longer legally prohibited from occupying a portion of the Premises for a use similar to Tenant’s use due to such license or permit remaining open or valid.

(ii)         If Tenant Handles any Hazardous Materials in or about the Premises or the Project during the Term and, on or before the Termination Date, has failed to remove from the Premises or the Project all known Hazardous Materials Handled by a Tenant Party or has failed to complete any remediation or removal of Tenant’s Contamination and/or to have fully remediated in compliance with the requirements of this Lease and with all applicable Hazardous Materials Laws and any other applicable Laws, the Tenant’s Handling and/or Release (if applicable) of any such Hazardous Materials during the Term, then for so long as such circumstances continue to exist, Tenant shall be deemed to be occupying the Premises on a holdover basis without Landlord’s consent (notwithstanding such otherwise applicable termination or expiration of the Term) and shall be required to continue pay Rent and other charges in accordance with Article 13 until such time as all such circumstances have been fully resolved in accordance with the requirements of this Lease and with all applicable Hazardous Materials Laws and other Laws.

(14)         Survival of Obligations. Each party’s obligations under this Section shall survive the Termination Date and shall survive any conveyance by Landlord of its interest in the Premises. The provisions of this Section and any exercise by either party of any of the rights and remedies contained herein shall be without prejudice to any other rights and remedies that such party may have under this Lease or under applicable Law with respect to any Environmental Conditions and/or any Hazardous Materials. Either party’s exercise or failure to exercise, at any time or from time to time, any or all of the rights granted in this Section shall not in any way impose any liability on such party or shift from the other party to such party any responsibility or obligation imposed upon the other party under this Lease or under Hazardous Materials Laws, Environmental Conditions and/or compliance with Laws.

 (15)        Laboratory Rules and Regulations. Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the laboratory rules and regulations (“Laboratory Rules and Regulations”) attached to this Lease as Exhibit B-1 and with all reasonable modifications and additions thereto which Landlord may make from time to time and provide to Tenant in writing.

7.2	LANDLORD ACCESS TO PREMISES; APPROVALS

(a)           Tenant shall permit Landlord to erect, use and maintain pipes, ducts, wiring and conduits in and through the Premises, so long as Tenant’s use, layout or design of the Premises is not materially affected or altered. Upon at least forty-eight (48) hours prior notice (except in an emergency), Landlord or Landlord’s agents shall have the right to enter upon the Premises in the event of an emergency, or to inspect the Premises, to perform services required of Landlord under this Lease, to conduct safety and other testing in the Premises and to make such repairs, alterations, improvements or additions to the Premises or the Building or other parts of the Property as Landlord may deem reasonably necessary or desirable. Notwithstanding the foregoing sentence, in the event Tenant is then conducting sensitive testing or performing sensitive operations in the Premises for which forty-eight (48) hours prior notice of Landlord’s non-emergency entry would, in Tenant’s reasonable option, be disruptive to such testing or operations, then Tenant shall have the right to notify Landlord, within twenty-four (24) hours following receipt of Landlord’s initial notice of non-emergency entry, that Tenant has elected to postpone Landlord’s non-emergency entry until such testing or operations are complete, not to be later than five (5) business days following Landlord’s initial notice of non-emergency entry. Any entry or work by Landlord may be during normal business hours and Landlord shall use reasonable efforts to ensure that any entry or work shall not materially interfere with Tenant’s occupancy of the Premises. In connection with Landlord’ right to enter the Premises as set forth in this Section 7.2(a), Tenant will have the opportunity to accompany Landlord’s representatives while in the Premises.

(b)          If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be necessary or permissible, Landlord (or Landlord’s agents), after attempting to notify Tenant at least forty-eight (48) hours in advance (unless Landlord believes an emergency situation exists), may enter the Premises without rendering Landlord or its agents liable therefor, and without relieving Tenant of any obligations under this Lease.

(c)           Subject to the requirements set forth in Sections 7.1(c)(7) and 7.2 above, Landlord may enter the Premises for the purpose of conducting such inspections, tests and studies as Landlord may deem reasonably desirable or necessary to confirm Tenant’s compliance with all Laws and Hazardous Materials Laws or for other purposes necessary in Landlord’s reasonable judgment to ensure the sound condition of the Property and the systems serving the Property. Landlord’s rights under this Section 7.2(c) are for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party as a result of the exercise or non-exercise of such rights, for compliance with Laws or Hazardous Materials Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use. Notwithstanding the generality of the foregoing, Tenant acknowledges that Landlord shall require access to the Premises for purposes of performing the work to upgrade the HVAC (heating, ventilating and air conditioning) systems and related Building Management System set forth on Exhibit D attached hereto (the “Systems Improvements”) The Systems Improvements shall be performed at Landlord’s sole cost and expense and shall not be included in Operating Expenses. Landlord shall obtain industry standard warranties and guaranties for the Systems Improvements (collectively, “Systems Improvements Warranties”). In connection therewith, Tenant agrees to reasonably cooperate with Landlord and take all actions reasonably required by Landlord to facilitate the completion of the Systems Improvements. Tenant understands and agrees that, in connection with any such access, Tenant may be required to move personal property located within portions of the Premises and/or to vacate portions of the Premises from time to time during construction of the Systems Improvements. Tenant and Landlord shall work together to agree to a mutually acceptable construction schedule in advance of commencement of construction, but in any event Landlord shall use commercially reasonable efforts to provide Tenant with advance notice of the need for such relocation in connection with Landlord’s completion of the Systems Improvements, and to cause the Systems Improvements to be performed substantially in accordance with a mutually acceptable construction schedule. From and after the mutual execution and delivery of this Lease, Landlord and Landlord’s employees, agents and contractors shall be granted reasonable access to the Premises for the purpose of planning and constructing the Systems Improvements in accordance with the construction schedule. Tenant acknowledges that during construction of the Systems Improvements that the areas of the Premises then being occupied by Tenant may not always be separated from the work being performed by Landlord and Landlord’s contractors and that, as a result of Landlord’s construction of the Systems Improvements, there will be construction noise, dust and related inconveniences to Tenant’s use of the Premises. In connection with the foregoing and notwithstanding anything to the contrary contained within the Lease, Tenant hereby acknowledges and agrees that Landlord shall not be liable (x) under any circumstances for any inconvenience or annoyance to Tenant or Tenant’s employees, agents, contractors or invitees, or for any direct or indirect injury to or interference with Tenant’s business, including, without limitation, any such injury or damage arising as a result of any dust, fumes, noise or similar disruption, nuisance or annoyance created by Landlord or its agents, employees or contractors in connection with the Systems Improvements; or (y) any injury or damage to, or interference with, Tenant’s business, including, but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring (irrespective of the negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.) Notwithstanding the foregoing, Landlord agrees to make all commercially reasonable efforts, including but not limited to, phasing and after hours work, as necessary, in order to minimize any disruption to Tenant’s business operations. Landlord shall commence the construction of the Systems Improvements on or before June 1, 2013 and thereafter diligently prosecute the same to completion.

(d)          Landlord may do any of the foregoing, or undertake any of the inspection or work described in the preceding paragraphs without such action constituting an actual or constructive eviction of Tenant, in whole or in part, or giving rise to an abatement of Rent by reason of loss or interruption of business of the Tenant, or otherwise.

(e)          The review, approval or consent of Landlord with respect to any item required or permitted under this Lease is for Landlord’s own protection only, and Landlord has not, and shall not be deemed to have assumed, any responsibility to Tenant or any other party, as a result of the exercise or non-exercise of such rights, for compliance with Laws or Hazardous Materials Laws or for the accuracy or sufficiency of any item or the quality or suitability of any item for its intended use.

7.3	QUIET ENJOYMENT

Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, and subject to the covenants and conditions set forth in the Lease and to the rights of any Mortgagee or ground lessor.

ARTICLE 8
MAINTENANCE

8.1	LANDLORD’S MAINTENANCE

Subject to the provisions of Articles 4 and 14, Landlord shall maintain and make necessary repairs to the Building structure (e.g. foundations, roof structure, load bearing walls), exterior walls (including windows, glazing, and curtain wall), roof membrane, and Project landscaping, sidewalks, utilities located outside of the Premises and parking areas, except that the cost of performing any of said maintenance or repairs whether to the Premises or to the Building caused by the negligence of Tenant, its employees, agents, servants, licensees, subtenants, contractors or invitees, shall be paid by Tenant, subject to the waivers set forth in Section 16.4. Landlord shall not be liable to Tenant for any expense, injury, loss or damage resulting from work done in or upon, or in connection with the use of, any adjacent or nearby building, land, street or alley outside of the Project. Landlord’s obligations pursuant to this Section 8.1 shall be included in Operating Expenses to the extent permitted in the definition of Operating Expenses pursuant to Section 1.3 above.

Notwithstanding any provision set forth in the Lease to the contrary, if (i) Tenant provides prior written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to its maintenance obligations under this Section 8.1, (ii) Landlord is, in fact, required to perform such repairs and/or maintenance, (iii) Landlord fails to commence such action within ten (10) business days after the receipt of such notice; provided, however, for purposes of this paragraph to “commence” shall include any steps taken by Landlord to design, consult, bid or seek permit or other governmental approval in connection with the necessary repairs or maintenance, and (iv) Landlord’s failure to take such action materially and adversely affects Tenant’s use and/or occupancy of the Premises, then Tenant may proceed to take the required action after delivery of an additional five (5) business days notice to Landlord specifying that the ten (10) business day period has expired, the specific action required and that Tenant intends to take or commence such required action. If such action is required under the terms of this Lease to be taken by Landlord and is not taken by Landlord within such ten (10) business day period, then Tenant shall be entitled to take such action (and only such action as specified in the ten (10) business day notice given to Landlord). In the event Tenant takes such action, and such work affects the Building structure, then Tenant shall use only those contractors approved by Landlord in the Building for work on such structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in other first class office buildings in the greater San Francisco Bay Area. If such action properly taken by Tenant pursuant to this Section 8.1 was required under the terms of this Lease to be undertaken by Landlord, then Tenant shall be entitled to, within thirty (30) days following delivery of a reasonably particularized invoice, reimbursement by Landlord of Tenant’s actual reasonable costs in taking such action; provided, however such costs may be included in Operating Expenses subject to the express limitations thereof. For the avoidance of doubt, any notice by Tenant pursuant to this Article 8 must be provided in accordance with the requirements of Article 24.

8.2	TENANT’S MAINTENANCE

Tenant shall periodically inspect the interior of the Building to identify any conditions that are dangerous or in need of maintenance, repair or replacement. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance, repairs and replacements to the interior of the Building and associated improvements and systems that are not Landlord’s express responsibility under this Lease, and shall keep the Building in good condition and repair. Tenant’s repair and maintenance obligations include, without limitation, repairs to, or replacements of,: (a) the systems servicing the Premises, including the electrical, plumbing, heating, ventilating, air-conditioning, mechanical, communication, security and the fire and life safety systems of the Building, (b) corridors, washrooms, kitchens and lobbies, (c) floor covering; (d) interior partitions and other improvements; (e) interior doors and windows; (f) electronic, phone and data cabling and related equipment (collectively, “Cable”); and (g) Tenant Alterations; provided, however, during the period covered by any Systems Improvements Warranty, Landlord shall have the responsibility to repair and replace at Landlord’s sole cost and expense, any portion of the heating, ventilating, and air-conditioning system covered by any Systems Improvements Warranty. Without limiting the generality of clause (a) above, in connection with Tenant’s maintenance of the heating, ventilating, air-conditioning systems, Tenant shall obtain and keep in force a preventive maintenance contract providing for regular (at least quarterly) inspection and maintenance by a qualified service contractor(s) reasonably acceptable to Landlord. Within ten (10) business days following written request, Tenant shall deliver Landlord written confirmation from such service contractor(s) verifying that such a contract has been entered into and that the required service will be provided. Subject to Section 16.4 and to the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs. Except as set forth in Section 8.1 above, Tenant hereby waives all right to make repairs at the expense of Landlord or in lieu thereof to vacate the Premises and its other similar rights as provided in California Civil Code Sections 1932(1), 1941 and 1942 or any other Laws (whether now or hereafter in effect). In addition to the foregoing, Tenant shall be responsible for all costs in connection with repairing all special tenant fixtures and improvements constructed by or on behalf of Tenant prior to or during the Lease Term, including without limitation, laboratory improvements, manufacturing infrastructure, plumbing, and appliances.

ARTICLE 9
ALTERATIONS AND IMPROVEMENTS

9.1	TENANT ALTERATIONS

(a)           The following provisions shall apply to the completion of any Tenant Alterations:

                   (1)          Tenant shall not, except as provided herein, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, make or cause to be made any Tenant Alterations in or to the Premises or any Property systems serving the Premises. Prior to making any Tenant Alterations, Tenant shall give Landlord at least ten (10 days prior written notice (or such earlier notice as would be necessary pursuant to applicable Law) to permit Landlord sufficient time to post appropriate notices of non-responsibility. Subject to all other requirements of this Article 9, Tenant may undertake Decoration work without Landlord’s prior written consent. Tenant shall furnish Landlord with the names and addresses of all contractors and subcontractors and copies of all contracts. All Tenant Alterations shall be completed at such time and in such manner as Landlord may from time to time reasonably approve, and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld; provided, however, that Landlord may, in its sole discretion, specify the engineers and contractors to perform all work relating to the Building’s systems (including the mechanical, heating, plumbing, security, ventilating, air-conditioning, electrical, communication and the fire and life safety systems in the Building) so long as such engineers and contractors are available and have competitive rates. The contractors, mechanics and engineers who may be used are further limited to those whose work will not cause or threaten to cause disharmony or interference with Landlord or other tenants in the Building and their respective agents and contractors performing work in or about the Building. Landlord may further condition its consent upon Tenant furnishing to Landlord and Landlord approving prior to the commencement of any work or delivery of materials to the Premises related to the Tenant Alterations such of the following as specified by Landlord: architectural plans and specifications, opinions from Landlord’s engineers stating that the Tenant Alterations will not in any way adversely affect the Building’s systems, necessary permits and licenses, certificates of insurance, and such other documents in such form reasonably requested by Landlord. In connection with Tenant Alterations which are reasonably anticipated to cost in excess of $500,000.00, Landlord may, in the exercise of commercially reasonable good-faith judgment, require that Tenant provide Landlord with appropriate evidence of Tenant’s ability to complete and pay for the completion of the Tenant Alterations such as a performance bond or letter of credit. Upon completion of the Tenant Alterations, Tenant shall deliver to Landlord an as-built mylar and digitized (if available) set of plans and specifications for the Tenant Alterations.

                   (2)          Tenant shall pay the cost of all Tenant Alterations and the cost of decorating the Premises and any work to the Property occasioned thereby. Upon completion of Tenant Alterations, Tenant shall furnish Landlord with contractors’ affidavits and full and final waivers of lien and receipted bills covering all labor and materials expended and used in connection therewith and such other documentation reasonably requested by Landlord or Mortgagee.

                   (3)          Tenant agrees to complete all Tenant Alterations (i) in accordance with all Laws, Hazardous Materials Laws, all requirements of applicable insurance companies and in accordance with Landlord’s reasonably promulgated construction rules and regulations, and (ii) in a good and workmanlike manner with the use of good grades of materials. Tenant shall notify Landlord immediately if Tenant receives any notice of violation of any Law in connection with completion of any Tenant Alterations and shall immediately take such steps as are necessary to remedy such violation. In no event shall such supervision or right to supervise by Landlord nor shall any approvals given by Landlord under this Lease constitute any warranty by Landlord to Tenant of the adequacy of the design, workmanship or quality of such work or materials for Tenant’s intended use or of compliance with the requirements of Section 9.1(a)(3)(i) and (ii) above or impose any liability upon Landlord in connection with the performance of such work.

(b)          All Tenant Alterations shall without compensation or credit to Tenant, become part of the Premises and the property of Landlord at the time of their installation and shall remain in the Premises, unless pursuant to Article 12, Tenant may remove them or is required to remove them at Landlord’s request.

(c)          Tenant shall be solely responsible for all Tenant Alterations that Tenant desires to prepare the Premises for Tenant’s use and occupancy thereof, which shall be performed in strict accordance with the foregoing terms and provisions of this Section 9.1. Subject to the terms and provisions hereof, Landlord agrees to contribute an amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Tenant Improvement Allowance”) toward the cost of the replacement of the Project’s fire alarm panel, with any remainder being available for any other Tenant Alterations to the Premises. If the cost of any such work exceeds the Tenant Improvement Allowance, then such excess amount shall be borne solely by Tenant. Landlord shall pay the Tenant Improvement Allowance to Tenant within thirty (30) days following the later to occur of (i) Landlord’s receipt of documentary evidence reasonably satisfactory to Landlord of all of Tenant’s expenditures for work performed and materials used in completing such work; and (ii) Landlord’s receipt of final, unconditional lien releases in form and content satisfactory to Landlord from all persons or entities providing labor and/or materials in connection with such work; provided, however, in no event shall Landlord be obligated to pay any portion of the Tenant Improvement Allowance to Tenant prior to the Commencement Date. If Landlord fails to timely fund the Tenant Improvement Allowance within the time period set forth above in this Section 9.1(c), then Tenant shall be entitled to deliver written notice (a “Payment Notice”) thereof to Landlord. If Landlord still fails to fulfill any such obligation within ten (10) business days after Landlord’s receipt of the Payment Notice from Tenant and if Landlord fails to deliver written notice to Tenant within such ten (10) business day period explaining Landlord’s reasons that the amounts described in Tenant’s Payment Notice are not due and payable by Landlord (“Refusal Notice”), then Tenant shall be entitled to offset such amount(s), together with interest at the Default Rate from the date of the Payment Notice until the date of offset, against Tenant’s obligation to pay monthly Base Rent. However, Tenant shall not be entitled to any such offset if Tenant is in default under the Lease at the time that such offset would otherwise be applicable. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the amounts to be so paid by Landlord, if any, within ten (10) business days after Tenant’s receipt of a Refusal Notice, then either Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the auspices of JAMS/ENDISPUTE (or any successor to such organization) in Alameda County, California, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration, Tenant shall be entitled to offset the amount determined to be payable by Landlord in such proceeding together with interest at the Default Rate from the date of the Payment Notice against Tenant’s next obligations to pay monthly Base Rent (but Tenant shall not be entitled to any such offset if Tenant is in default under the Lease.

9.2           LIENS

Tenant shall not permit any lien or claim for lien of any mechanic, laborer or supplier or any other lien to be filed against the Building, the Land, the Premises, or any other part of the Property arising out of work performed, or alleged to have been performed by, or at the direction of, or on behalf of Tenant. If any such lien or claim for lien is filed, Tenant shall within ten (10) business days of receiving notice of such lien or claim (a) have such lien or claim for lien released of record or (b) deliver to Landlord a bond in form, content, amount, and issued by surety, satisfactory to Landlord, indemnifying, protecting, defending and holding harmless the Indemnitees against all costs and liabilities resulting from such lien or claim for lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to take any of the above actions, Landlord, in addition to its rights and remedies under Article 11, without investigating the validity of such lien or claim for lien, may pay or discharge the same and Tenant shall, as payment of additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord’s expenses and reasonable attorneys’ fees.

ARTICLE 10
ASSIGNMENT AND SUBLETTING

10.1         ASSIGNMENT AND SUBLETTING

(a)           Subject to Landlord’s recapture right set forth in Section 10.2, without the prior written consent of Landlord, which consent of Landlord shall not be unreasonably withheld, conditioned or delayed, Tenant may not sublease, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Lease or the encumbering of Tenant’s interest therein in whole or in part, by operation of Law or otherwise or permit the use or occupancy of the Premises, or any part thereof, by anyone other than Tenant. Tenant agrees that the provisions governing sublease and assignment set forth in this Article 10 shall be deemed to be reasonable. If Tenant desires to enter into any sublease of the Premises or assignment of this Lease, Tenant shall deliver written notice thereof to Landlord (“Tenant’s Notice”), together with the identity of the proposed subtenant or assignee and the proposed principal terms thereof and financial and other information sufficient for Landlord to make an informed judgment with respect to such proposed subtenant or assignee at least fifteen (15) days prior to the commencement date of the term of the proposed sublease or assignment. If Tenant proposes to sublease less than all of the Rentable Area of the Premises, the space proposed to be sublet and the space retained by Tenant must each be a marketable unit as reasonably determined by Landlord and otherwise in compliance with all Laws. Landlord shall notify Tenant in writing of its approval or disapproval of the proposed sublease or assignment or its decision to exercise its rights under Section 10.2 within fifteen (15) business days after receipt of Tenant’s Notice (and all required information). In the event Landlord fails to respond to the Tenant’s Notice within said fifteen (15) business day period, then Tenant may resubmit the same to Landlord (any all other parties entitled to receive notices to Landlord) with a cover letter stating “Landlord’s failure to respond shall result in the deemed approval of a proposed sublease or assignment” in all capital letters and in bold face type. In the event Landlord fails to respond to the second Tenant’s Notice within fifteen (15) business days following such second submittal, then such second failure by Landlord shall be deemed consent to such proposed sublease or assignment by Landlord. In no event may Tenant sublease any portion of the Premises or assign the Lease to any other tenant of the Project. For the avoidance of doubt, any notice or submittal by Tenant pursuant to this Article 10 must be provided in accordance with the requirements of Article 24.

(b)           With respect to Landlord’s consent to an assignment or sublease, Landlord may take into consideration any factors that Landlord may deem relevant, and the reasons for which Landlord’s denial shall be deemed to be reasonable shall include, without limitation, the following:

(i)          the business reputation or creditworthiness of any proposed subtenant or assignee is not reasonably acceptable to Landlord; or

(ii)          in Landlord’s reasonable judgment the proposed assignee or sublessee would diminish the value or reputation of the Project or Landlord; or

(iii)        any proposed assignee’s or sublessee’s use of the Premises would violate Section 7.1 of the Lease or would violate the provisions of any other leases of tenants in the Project; or

(iv)        the proposed sublessee or assignee is a current occupant of the Project or a bona fide prospective tenant of Landlord in the Project as demonstrated by a written proposal dated within ninety (90) days prior to the date of Tenant’s request; or

(v)         the proposed sublessee or assignee would materially increase the estimated pedestrian and vehicular traffic to and from the Premises and the Project.

(c)           Any sublease or assignment shall be expressly subject to the terms and conditions of this Lease. Any subtenant or assignee shall execute such documents as Landlord may reasonably require to evidence such subtenant or assignee’s assumption of the obligations and liabilities of Tenant under this Lease. Tenant shall deliver to Landlord a copy of all agreements executed by Tenant and the proposed subtenant and assignee with respect to the Premises. Landlord’s approval of a sublease, assignment, hypothecation, transfer or third party use or occupancy shall not constitute a waiver of Tenant’s obligation to obtain Landord’s consent to further assignments or subleases, hypothecations, transfers or third party use or occupancy.

(d)           For purposes of this Article 10 and except as provided in Section 10.1(e) below, an assignment shall be deemed to include a change in the majority control of Tenant, resulting from any transfer, sale or assignment of shares of stock of Tenant occurring by operation of Law or otherwise if Tenant is a corporation whose shares of stock are not traded publicly. If Tenant is a partnership, any change in the partners of Tenant shall be deemed to be an assignment.

(e)           Notwithstanding the generality of the foregoing, so long as Tenant is not entering into a transaction described herein for the purpose of avoiding or otherwise circumventing the remaining terms of this Article, Tenant may, subject to the remaining terms of this Section 10 (except 10.2 and 10.3, which shall not apply), assign its entire interest under this Lease or sublease all or a portion of the Premises, without the consent of Landlord, to (i) an Affiliate, or (ii) a successor to Tenant by purchase or other acquisition of Tenant’s capital stock or substantially all of Tenant’s assets, merger, consolidation or reorganization, provided that all of the following conditions are satisfied: (1) Tenant is not then in Default under this Lease beyond applicable notice and cure periods; (2) Tenant shall give Landlord written notice at least fifteen (15) days prior to the effective date of the proposed transfer (or if prior disclosure is limited or restricted by applicable law or contractual confidentiality obligations, then as soon as permissible, but in not event later than the date which is one day following the effective date of the proposed transfer) together with the information required hereunder and such entity shall expressly assume Tenant’s obligations hereunder; (3) with respect to an assignment to an Affiliate, Tenant continues to have a net worth that is not materially less than Tenant’s net worth as of the date immediately prior to such transfer; and (4) with respect to a purchase, merger, consolidation or reorganization which results in Tenant ceasing to exist as a separate legal entity, Tenant’s successor shall have a net worth equal to Tenant’s net worth as of the date immediately prior to such transfer, each such transfer being referred to as a “Permitted Transfer”.

10.2         RECAPTURE

Excluding any assignment or sublease contemplated in Section 10.1(e), in connection with any sublease or assignment for all or substantially all of the remaining term, Landlord shall have the option to exclude from the Premises covered by this Lease (“recapture”) the space proposed to be sublet or subject to the assignment, effective as of the proposed commencement date of such sublease or assignment. If Landlord elects to recapture, Tenant shall surrender possession of the space proposed to be subleased or subject to the assignment to Landlord on the effective date of recapture of such space from the Premises, such date being the Termination Date for such space and Landlord shall be responsible for the costs to demise the subject space in the case of a sublease. Effective as of the date of recapture of any portion of the Premises pursuant to this section, the Monthly Base Rent, Rentable Area of the Premises and Tenant’s Share shall be adjusted on an equitable and reasonable basis.

10.3         EXCESS RENT

Excluding any assignment or sublease contemplated in Section 10.1(e), Tenant shall pay Landlord on the first day of each month during the term of the sublease or assignment, fifty percent (50%) of the amount by which the sum of all rent and other consideration (direct or indirect, but excluding any consideration paid at fair market value for Tenant’s assets, fixtures, inventory, equipment or furniture transferred by Tenant to the transferee in connection with such assignment or sublease) due from the subtenant or assignee for such month exceeds: (i) that portion of the Monthly Base Rent and Rent Adjustments due under this Lease for said month which is allocable to the space sublet or assigned; and (ii) the following costs and expenses for the subletting or assignment of such space: (1) reasonable and customary brokerage commissions, marketing expenses and attorneys’ fees and expenses, (2) the actual costs paid in making any improvements or substitutions in the Premises required by any sublease or assignment; and (3) “free rent” periods, costs of any inducements or concessions given to subtenant or assignee, moving costs, and other amounts in respect of such subtenant’s or assignee’s other leases or occupancy arrangements. All such costs and expenses shall be amortized over the term of the sublease or assignment pursuant to sound accounting principles.

10.4         TENANT LIABILITY

In the event of any sublease or assignment, whether or not with Landlord’s consent, Tenant shall not be released or discharged from any liability, whether past, present or future, under this Lease, including any liability arising from the exercise of any renewal or expansion option, to the extent such exercise is expressly permitted by this Lease as may be subsequently amended. Tenant’s liability shall remain primary, and in the event of default by any subtenant, assignee or successor of Tenant in performance or observance of any of the covenants or conditions of this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against said subtenant, assignee or successor. After any assignment, Landlord may consent to subsequent assignments or subletting of this Lease, or amendments or modifications of this Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto, and such action shall not relieve Tenant or any successor of Tenant of liability under this Lease. If Landlord grants consent to such sublease or assignment, Tenant shall pay all reasonable attorneys’ fees and expenses incurred by Landlord with respect to such assignment or sublease. In addition, if Tenant has any options to extend the Term or to add other space to the Premises, such options shall not be available to any subtenant or assignee, directly or indirectly without Landlord’s express written consent, which may be withheld in Landlord’s sole discretion; provided, however, any assignee of Tenant’s entire interest under this Lease in connection with an assignment in accordance with Section 10.1(e) above, shall continue to have the right to exercise any options to extend the Term.

10.5         ASSUMPTION AND ATTORNMENT

If Tenant shall assign this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord prior to the effective date of the assignment. If Tenant shall sublease the Premises as permitted herein, Tenant shall, at Landlord’s option, within fifteen (15) days following any request by Landlord, obtain and furnish to Landlord the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord and will pay all subrent directly to Landlord.

10.6         PROCESSING EXPENSES.

Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting (whether or not the same is ultimately approved by Landlord or consummated by Tenant), an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, not to exceed $2,500.00 unless Tenant or its transferee requests changes to this Lease or Landlord’s form of consent, in which case such monetary limitation shall not apply, plus (ii) the sum of $500.00 for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s good faith estimate of the Processing Costs. When the actual amount of the Processing Costs is determined, it shall be reconciled with Landlord’s estimate, and any payments or refunds required as a result thereof shall promptly thereafter be made by the parties.

ARTICLE 11
DEFAULT AND REMEDIES

11.1         EVENTS OF DEFAULT

The occurrence or existence of any one or more of the following shall constitute a “Default” by Tenant under this Lease:

(i)          Tenant fails to pay any installment or other payment of Rent including Rent Adjustment Deposits or Rent Adjustments within five (5) business days after notice of delinquency;

(ii)         Tenant fails to observe or perform any of the other covenants, conditions or provisions of this Lease and fails to cure such default within thirty (30) days after written notice thereof to Tenant; provided, however, that if the nature of Tenant’s failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion;

(iii)        the interest of Tenant in this Lease is levied upon under execution or other legal process;

(iv)        a petition is filed by or against Tenant for the benefit of creditors to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Act, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within sixty (60) days;

(v)         Tenant is declared insolvent by Law or any assignment of Tenant’s property is made for the benefit of creditors;

(vi)        a receiver is appointed for Tenant or its property, which appointment is not discharged within sixty (60) days;

(vii)       any action taken by or against Tenant to reorganize or modify such party’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within sixty (60) days; or

(viii)      upon the dissolution of Tenant.

11.2         LANDLORD’S REMEDIES

(a)           A Default shall constitute a breach of the Lease for which Landlord shall have the rights and remedies set forth in this Section 11.2 and all other rights and remedies set forth in this Lease or now or hereafter allowed by Law, whether legal or equitable, and all rights and remedies of Landlord shall be cumulative and none shall exclude any other right or remedy now or hereafter allowed by applicable Law.

(b)           With respect to a Default, at any time Landlord may terminate Tenant’s right to possession by written notice to Tenant stating such election. Any written notice required pursuant to Section 11.1 shall constitute notice of unlawful detainer pursuant to California Code of Civil Procedure Section 1161 if, at Landlord’s sole discretion, it states Landlord’s election that Tenant’s right to possession is terminated after expiration of any period required by Law or any longer period required by Section 11.1. Upon the expiration of the period stated in Landlord’s written notice of termination (and unless such notice provides an option to cure within such period and Tenant cures the Default within such period), Tenant’s right to possession shall terminate and this Lease shall terminate, and Tenant shall remain liable as hereinafter provided. Upon such termination in writing of Tenant’s right to possession, Landlord shall have the right, subject to applicable Law, to re-enter the Premises and dispossess Tenant and the legal representatives of Tenant and all other occupants of the Premises by unlawful detainer or other summary proceedings, or as otherwise permitted by Law, regain possession of the Premises and remove their property (including their trade fixtures, personal property and Required Removables pursuant to Article 12), but Landlord shall not be obligated to effect such removal, and such property may, at Landlord’s option, be stored elsewhere, sold or otherwise dealt with as permitted by Law, at the risk of, expense of and for the account of Tenant, and the proceeds of any sale shall be applied pursuant to Law. Landlord shall in no event be responsible for the value, preservation or safekeeping of any such property. Tenant hereby waives all claims for damages that may be caused by Landlord’s removing or storing Tenant’s personal property pursuant to this Section or Section 12.1, and Tenant hereby indemnifies, and agrees to defend, protect and hold harmless, the Indemnitees from any and all loss, claims, demands, actions, expenses, liability and cost (including attorneys’ fees and expenses) arising out of or in any way related to such removal or storage unless caused by the negligence or willful misconduct of the Indemnitees. Upon such written termination of Tenant’s right to possession and this Lease, Landlord shall have the right to recover damages for Tenant’s Default as provided herein or by Law, including the following damages provided by California Civil Code Section 1951.2:

(1)           the worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2)           the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could reasonably have been avoided;

(3)           the worth at the time of award of the amount by which the unpaid Rent for the balance of the term of this Lease after the time of award exceeds  the amount of such Rent loss that Tenant proves could be reasonably avoided; and

(4)           any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, without limitation, Landlord’s unamortized costs of tenant improvements, leasing commissions and reasonable legal fees incurred in connection with entering into this Lease. The word “rent” as used in this Section 11.2 shall have the same meaning as the defined term Rent in this Lease. The “worth at the time of award” of the amount referred to in clauses (1) and (2) above is computed by allowing interest at the Default Rate. The worth at the time of award of the amount referred to in clause (3) above is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). For the purpose of determining unpaid Rent under clause (3) above, the monthly Rent reserved in this Lease shall be deemed to be the sum of the Monthly Base Rent, and the amounts last payable by Tenant as Rent Adjustments for the calendar year in which Landlord terminated this Lease as provided hereinabove.

(c)           Even if Tenant is in Default and/or has abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession by written notice as provided in Section 11.2(b) above, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover Rent as it becomes due under this Lease. In such event, Landlord shall have all of the rights and remedies of a landlord under California Civil Code Section 1951.4 (lessor may continue Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations), or any successor statute. During such time as Tenant is in Default, if Landlord has not terminated this Lease by written notice and if Tenant requests Landlord’s consent to an assignment of this Lease or a sublease of the Premises, subject to Landlord’s option to recapture pursuant to Section 10.2, Landlord shall not unreasonably withhold its consent to such assignment or sublease. Tenant acknowledges and agrees that the provisions of Article 10 shall be deemed to constitute reasonable limitations of Tenant’s right to assign or sublet. Tenant acknowledges and agrees that in the absence of written notice pursuant to Section 11.2(b) above terminating Tenant’s right to possession, no other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, including acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease or the withholding of consent to a subletting or assignment, or terminating a subletting or assignment, if in accordance with other provisions of this Lease.

(d)           Tenant hereby waives any and all rights to relief from forfeiture, redemption or reinstatement granted by Law (including California Civil Code of Procedure Sections 1174 and 1179) in the event of Tenant being evicted or dispossessed for any cause or in the event of Landlord obtaining possession of the Premises by reason of Tenant’s Default or otherwise;

(e)           Notwithstanding any other provision of this Lease, a notice to Tenant given under this Article and Article 24 of this Lease or given pursuant to California Code of Civil Procedure Section 1161, and any notice served by mail, shall be deemed served, and the requisite waiting period deemed to begin under said Code of Civil Procedure Section upon mailing (except as may be required under Code of Civil Procedure Section 1161 et seq.), without any additional waiting requirement under Code of Civil Procedure Section 1011 et seq. or by other Law. For purposes of Code of Civil Procedure Section 1162, Tenant’s “place of residence”, “usual place of business”, “the property” and “the place where the property is situated” shall mean and be the Premises, whether or not Tenant has vacated same at the time of service.

(f)           The voluntary or other surrender or termination of this Lease, or a mutual termination or cancellation thereof, shall not work a merger and shall terminate all or any existing assignments, subleases, subtenancies or occupancies permitted by Tenant, except if and as otherwise specified in writing by Landlord.

(g)           No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant, and no exercise by Landlord of its rights pursuant to Section 25.15 to perform any duty which Tenant fails timely to perform, shall impair any right or remedy or be construed as a waiver. No provision of this Lease shall be deemed waived by Landlord unless such waiver is in writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease.

11.3         ATTORNEY’S FEES

In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all reasonable attorneys’ fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11.4         BANKRUPTCY

The following provisions shall apply in the event of the bankruptcy or insolvency of Tenant:

(a)           In connection with any proceeding under Chapter 7 of the Bankruptcy Code where the trustee of Tenant elects to assume this Lease for the purposes of assigning it, such election or assignment, may only be made upon compliance with the provisions of (b) and (c) below, which conditions Landlord and Tenant acknowledge to be commercially reasonable. In the event the trustee elects to reject this Lease then Landlord shall immediately be entitled to possession of the Premises without further obligation to Tenant or the trustee.

(b)           Any election to assume this Lease under Chapter 11 or 13 of the Bankruptcy Code by Tenant as debtor-in-possession or by Tenant’s trustee (the “Electing Party”) must provide for:

The Electing Party to cure or provide to Landlord adequate assurance that it will cure all monetary defaults under this Lease within fifteen (15) days from the date of assumption and it will cure all nonmonetary defaults under this Lease within thirty (30) days from the date of assumption. Landlord and Tenant acknowledge such condition to be commercially reasonable.

(c)           If the Electing Party has assumed this Lease or elects to assign Tenant’s interest under this Lease to any other person, such interest may be assigned only if the intended assignee has provided adequate assurance of future performance (as herein defined), of all of the obligations imposed on Tenant under this Lease.

For the purposes hereof, “adequate assurance of future performance” means that Landlord has ascertained that each of the following conditions has been satisfied:

(i)           The assignee has submitted a current financial statement, certified by its chief financial officer, which shows a net worth and working capital in amounts sufficient to assure the future performance by the assignee of Tenant’s obligations under this Lease; and

(ii)          Landlord has obtained consents or waivers from any third parties that may be required under a lease, mortgage, financing arrangement, or other agreement by which Landlord is bound, to enable Landlord to permit such assignment.

(d)           Landlord’s acceptance of rent or any other payment from any trustee, receiver, assignee, person, or other entity will not be deemed to have waived, or waive, the requirement of Landlord’s consent, Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent, or Landlord’s claim for any amount of Rent due from Tenant.

11.5         LANDLORD’S DEFAULT

Landlord shall be in default hereunder in the event Landlord has not commenced and pursued with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. Failure to provide the requisite notice and cure period by Tenant under this paragraph shall be an absolute defense by Landlord against any claims for failure to perform any of its obligations. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord’s default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant’s remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, it will give the Mortgagee notice and a reasonable time to cure any default by Landlord.

ARTICLE 12
SURRENDER OF PREMISES

12.1         IN GENERAL

Upon the Termination Date, Tenant shall surrender and vacate the Premises immediately and deliver possession thereof to Landlord in a clean, good and tenantable condition as existed on the Commencement Date, ordinary wear and tear, and damage caused by Landlord, casualty and condemnation excepted. Tenant shall deliver to Landlord all keys to the Premises. All improvements in and to the Premises, including any Tenant Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove any Tenant Alterations (as so identified, a “Required Removable”); provided, however if requested by Tenant at the time it requests approval for a proposed Tenant Alteration, Landlord shall advise Tenant at the time of granting such consent whether the proposed Tenant Alteration or any portion of the proposed Tenant Alteration is a Required Removable. In no event shall any improvements existing in the Premises as of the Date of this Lease be a Required Removable. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s reasonable expense. In the event possession of the Premises is not delivered to Landlord when required hereunder, or if Tenant shall fail to remove those items described above, Landlord may (but shall not be obligated to), at Tenant’s expense, remove any of such property and store, sell or otherwise deal with such property, and undertake, at Tenant’s reasonable expense, such restoration work as Landlord deems reasonably necessary or advisable.

12.2         LANDLORD’S RIGHTS

All property which may be removed from the Premises by Landlord in accordance with Section 12.1 above shall be conclusively presumed to have been abandoned by Tenant and Landlord may deal with such property as provided in Section 11.2(b), including the waiver and indemnity obligations provided in that Section. Tenant shall also reimburse Landlord for all costs and expenses incurred by Landlord in removing any Tenant Alterations and in restoring the Premises to the condition required by this Lease.

ARTICLE 13
HOLDING OVER

In the event that Tenant holds over in possession of the Premises after the Termination Date, for each month or partial month Tenant holds over possession of the Premises. Tenant shall pay Landlord 150% of the monthly Rent payable for the month immediately preceding the holding over (including increases for Rent Adjustments which Landlord may reasonably estimate. If Landlord provides Tenant with at least thirty (30) days prior written notice that Landlord has a signed proposal or lease from a succeeding tenant to lease the Premises, and if Tenant fails to surrender the Premises upon the later of (i) the date of expiration of such thirty (30) day period, or (ii) the date of expiration or earlier termination of this Lease, then Tenant shall also pay all consequential damages sustained by Landlord by reason of such holding over. The provisions of this Article shall not constitute a waiver by Landlord of any re-entry rights of Landlord and Tenant’s continued occupancy of the Premises shall be as a tenancy in sufferance.

ARTICLE 14
DAMAGE BY FIRE OR OTHER CASUALTY

14.1         SUBSTANTIAL UNTENANTABILITY

(a)          If any fire or other casualty (whether insured or uninsured) renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration and shall, by notice advise Tenant of such estimate (“Landlord’s Notice”). If Landlord estimates that the amount of time required to substantially complete such repair and restoration will exceed one hundred eighty (180) days from the date such damage occurred, then Landlord, or Tenant if all or a substantial portion of the Premises is rendered untenantable, shall have the right to terminate this Lease as of the date of such damage by delivering written notice to the other at any time within twenty (20) days after delivery of Landlord’s Notice, provided that if Landlord so chooses, Landlord’s Notice may also constitute such notice of termination.

(b)          Unless this Lease is terminated as provided in the preceding subparagraph, Landlord shall proceed with reasonable promptness to repair and restore the Premises, subject to reasonable delays for insurance adjustments and Force Majeure delays, and also subject to zoning Laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease if such repairs and restoration are not in fact completed within the time period estimated by Landlord so long as Landlord shall proceed with reasonable diligence to complete such repairs and restoration. However, if the repairs are not substantially completed such that the Premises are reasonably tenantable by the date which is three hundred sixty-five (365) days from the date such damage occurred, then Tenant, at any time thereafter until such rebuilding is completed, may terminate this Lease by delivering written notice to Landlord of such termination, in which event this Lease shall terminate as of the date of the giving of such notice.

(c)          Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage if Landlord will rebuild the Premises pursuant to this Lease, whether carried by Landlord or Tenant, for damages to the Premises, except for those proceeds of Tenant’s insurance of its own personal property and equipment which would be removable by Tenant at the Termination Date.

(d)          Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Section to repair or restore any portion of any Tenant Alterations or non-Building standard equipment or to expend for any repair or restoration of the Premises or Building in amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; and (ii) Tenant shall not have the right to terminate this Lease pursuant to this Section if any damage or destruction was caused by the negligence or willful misconduct of Tenant, its agent or employees. Whether or not the Lease is terminated pursuant to this Article 14, in no event shall Tenant be entitled to any compensation or damages for loss of the use of the whole or any part of the Premises or for any inconvenience or annoyance occasioned by any such damage, destruction, rebuilding or restoration of the Premises or the Building or access thereto.

(e)          Any repair or restoration of the Premises performed by Tenant shall be in accordance with the provisions of Article 9 hereof.

14.2         INSUBSTANTIAL UNTENANTABILITY

If the Premises or the Building is damaged by a casualty but neither is rendered substantially untenantable and Landlord estimates that the time to substantially complete the repair or restoration will not exceed one hundred eighty (180) days from the date such damage occurred, then Landlord shall proceed to repair and restore the Building or the Premises other than Tenant Alterations and non-Building standard equipment, with reasonable promptness, unless such damage is to the Premises and occurs during the last six (6) months of the Term, in which event either Tenant or Landlord shall have the right to terminate this Lease as of the date of such casualty by giving written notice thereof to the other within twenty (20) days after the date of such casualty. Notwithstanding the aforesaid, Landlord’s obligation to repair shall be limited in accordance with the provisions of Section 14.1 above.

14.3         RENT ABATEMENT

Except for the gross negligence or willful act of Tenant or its agents, employees, contractors or invitees, if all or any part of the Premises are rendered untenantable by fire or other casualty, Monthly Base Rent and Rent Adjustments shall abate for that part of the Premises which is untenantable on a per diem basis from the date of the casualty until Landlord has Substantially Completed the repair and restoration work in the Premises which it is required to perform or the date the Lease is terminated (as applicable), provided, that as a result of such casualty, Tenant does not occupy the portion of the Premises which is untenantable during such period.

14.4         WAIVER OF STATUTORY REMEDIES

The provisions of this Lease, including this Article 14, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, the Premises or the Property or any part of either, and any Law, including Sections 1932(2), 1933(4), 1941 and 1942 of the California Civil Code, with respect to any rights or obligations concerning damage or destruction shall have no application to this Lease or to any damage to or destruction of all or any part of the Premises or the Property or any part of either, and are hereby waived.

ARTICLE 15
EMINENT DOMAIN

15.1         TAKING OF WHOLE OR SUBSTANTIAL PART

In the event the whole or any substantial part of the Building or of the Premises is taken or condemned by any competent authority for any public use or purpose (including a deed given in lieu of condemnation) and is thereby rendered untenantable, this Lease shall terminate as of the date title vests in such authority, and Monthly Base Rent and Rent Adjustments shall be apportioned as of the Termination Date. Notwithstanding anything to the contrary herein set forth, in the event the taking is for a period that is less than the remaining Term of the Lease, then Landlord may elect either (i) to terminate this Lease (provided such temporary taking exceeds ninety (90) days), or (ii) permit Tenant to receive the entire award attributable to the Premises in which case Tenant shall continue to pay Rent and this Lease shall not terminate.

15.2         TAKING OF PART

In the event a part of the Building or the Premises is taken or condemned by any competent authority (or a deed is delivered in lieu of condemnation) and this Lease is not terminated, the Lease shall be amended to adjust the Monthly Base Rent and Tenant’s Share to reflect the Rentable Area of the Premises or Building, as the case may be, remaining after any such taking or condemnation. Landlord, upon receipt and to the extent of the award in condemnation (or proceeds of sale) shall make necessary repairs and restorations to the Premises (exclusive of Tenant Alterations and non-Building standard equipment) and to the Building to the extent necessary to constitute the portion of the Building not so taken or condemned as a complete architectural and economically efficient unit. Notwithstanding the foregoing, if as a result of any taking, or a governmental order that the grade of any street or alley adjacent to the Building is to be changed and such taking or change of grade makes it necessary or desirable to substantially remodel or restore the Building or prevents the economical operation of the Building, Landlord shall have the right to terminate this Lease upon ninety (90) days prior written notice to Tenant.

15.3         COMPENSATION

Landlord shall be entitled to receive the entire award (or sale proceeds) from any such taking, condemnation or sale without any payment to Tenant, and Tenant hereby assigns to Landlord, Tenant’s interest, if any, in such award; provided, however, Tenant shall have the right separately to pursue against the condemning authority a separate award in respect of the loss, if any, to Tenant Alterations paid for by Tenant without any credit or allowance from Landlord, moving expenses and loss of goodwill so long as there is no diminution of Landlord’s award as a result.

ARTICLE 16
INSURANCE

16.1         TENANT’S INSURANCE

Tenant, at Tenant’s expense, agrees to maintain in force, with a company or companies having a rating of not less than A-:VIII in Best’s Insurance Guide, during the Term: (a) Commercial General Liability Insurance on a primary basis and without any right of contribution from any insurance carried by Landlord covering the Premises on an occurrence basis against all claims for personal injury, bodily injury, death and property damage, including contractual liability covering the indemnification provisions in this Lease, with a limit that is not less than a combined single limit of Five Million and No/100 Dollars ($5,000,000.00) (which limits may be satisfied by a blanket or umbrella policy); (b) Workers’ Compensation and Employers’ Liability Insurance to the extent required by and in accordance with the Laws of the State of California; (c) “All Risks” property insurance in an amount adequate to cover the full replacement cost of all Tenant Alterations, equipment, installations, fixtures and contents of the Premises in the event of loss; and (d) in the event a motor vehicle is to be used by Tenant in connection with its business operation from the Premises, Comprehensive Automobile Liability Insurance coverage with limits of not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage against bodily injury liability and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees in connection with this Lease, of any owned, non-owned or hired motor vehicles. Landlord may from time to time require reasonable increases in any such limits or other insurance or coverages if Landlord reasonably believes that such additional coverage is generally consistent with coverage amounts then being requested by institutional landlords of comparable buildings with comparable use in the Emeryville/Berkeley market.

16.2         FORM OF POLICIES

Each policy referred to in Section 16.1 shall satisfy the following requirements. Each policy shall (i) name Landlord and the Indemnitees as additional insureds on the Commercial General Liability Insurance, (ii) be issued by one or more responsible insurance companies licensed to do business in the State of California having a rating of not less than A-: VIII in Best’s Insurance Guide, (iii) where applicable, provide for commercially reasonable deductible amounts and not permit co-insurance, and (iv) each policy of “All-Risks” property insurance shall provide that the policy shall not be invalidated should the insured waive in writing prior to a loss, any or all rights of recovery against any other party for losses covered by such policies. Tenant shall deliver to Landlord, certificates of insurance and at Landlord’s request, copies of all policies and renewals thereof to be maintained by Tenant hereunder, not less than ten (10) days prior to the Commencement Date and prior to any cancellation or expiration of each policy. If Tenant fails to carry the insurance required under this Article 16 or fails to provide certificates of renewal as and when required hereunder, Landlord may, but shall not be obligated to acquire such insurance on Tenant’s behalf or Tenant’s sole cost and expense.

16.3         LANDLORD’S INSURANCE

Landlord agrees to purchase and keep in full force and effect during the Term hereof, including any extensions or renewals thereof, insurance under policies issued by insurers of recognized responsibility, qualified to do business in the State of California on the Building in amounts not less than the greater of eighty (80%) percent of the then full replacement cost (without depreciation) of the Building (above foundations and excluding Tenant Alterations), against fire and such other risks as may be included in standard forms of all risk coverage insurance reasonably available from time to time. Landlord agrees to maintain in force during the Term, Commercial General Liability Insurance covering the Building on an occurrence basis against all claims for personal injury, bodily injury, death, and property damage. Such insurance shall be for a combined single limit of not less than Five Million and No/100 Dollars ($5,000,000.00). Neither Landlord’s obligation to carry such insurance nor the carrying of such insurance shall be deemed to be an indemnity by Landlord with respect to any claim, liability, loss, cost or expense due, in whole or in part, to Tenant’s negligent acts or omissions or willful misconduct. Without obligation to do so, Landlord may, in its sole discretion from time to time, carry insurance in amounts greater and/or for coverage additional to the coverage and amounts set forth above.

16.4         WAIVER OF SUBROGATION

(a)          Landlord agrees that, so long as the same is permitted under the laws of the State of California, it will include in its “All Risks” policies appropriate clauses pursuant to which the insurance companies (i) waive all right of subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

(b)          Tenant agrees to include, so long as the same is permitted under the laws of the State of California, in its “All Risks” insurance policy or policies on Tenant Alterations, whether or not removable, and on Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions of this Lease appropriate clauses pursuant to which the insurance company or companies (i) waive the right of subrogation against Landlord and/or any tenant of space in the Building with respect to losses payable under such policy or policies and/or (ii) agree that such policy or policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policy or policies.

(c)          Provided that Landlord’s right of full recovery under its policy or policies aforesaid is not adversely affected or prejudiced thereby, Landlord hereby waives any and all right of recovery which it might otherwise have against Tenant, its servants, agents and employees, for loss or damage occurring to the Real Property and the fixtures, appurtenances and equipment therein, to the extent the same is covered by Landlord’s insurance, notwithstanding that such loss or damage may result from the negligence or fault of Tenant, its servants, agents or employees. Provided that Tenant’s right of full recovery under its aforesaid policy or policies is not adversely affected or prejudiced thereby, Tenant hereby waives any and all right of recovery which it might otherwise have against Landlord, its servants, and employees and against every other tenant of the Real Property who shall have executed a similar waiver as set forth in this Section 16.4 (c) for loss or damage to Tenant Alterations, whether or not removable, and to Tenant’s furniture, furnishings, fixtures and other property removable by Tenant under the provisions hereof to the extent the same is coverable by Tenant’s insurance required under this Lease, notwithstanding that such loss or damage may result from the negligence or fault of Landlord, its servants, agents or employees, or such other tenant and the servants, agents or employees thereof.

(d)          Landlord and Tenant hereby agree to advise the other promptly if the clauses to be included in their respective insurance policies pursuant to subparagraphs (a) and (b) above cannot be obtained on the terms hereinbefore provided and thereafter to furnish the other with a certificate of insurance or copy of such policies showing the naming of the other as an additional insured, as aforesaid. Landlord and Tenant hereby also agree to notify the other promptly of any cancellation or change of the terms of any such policy that would affect such clauses or naming. All such policies which name both Landlord and Tenant as additional insureds shall, to the extent obtainable, contain agreements by the insurers to the effect that no act or omission of any additional insured will invalidate the policy as to the other additional insureds.

16.5         NOTICE OF CASUALTY

Tenant shall give Landlord notice in case of a fire or accident in the Premises promptly after Tenant is aware of such event.

ARTICLE 17
WAIVER OF CLAIMS AND INDEMNITY

17.1         WAIVER OF CLAIMS

To the extent permitted by Law, Tenant hereby releases the Indemnitees from, and waives all claims for, damage to person or property sustained by the Tenant or any occupant of the Premises or the Property resulting directly or indirectly from any existing or future condition, defect, matter or thing in and about the Premises or the Property or any part of either or any equipment or appurtenance therein, or resulting from any accident in or about the Premises or the Property, or resulting directly or indirectly from any act or neglect of any tenant or occupant of the Property or of any other person, including Landlord’s agents and servants, except to the extent caused by the gross negligence or willful and wrongful act of any of the Indemnitees. To the extent permitted by Law, Tenant hereby waives any consequential damages, compensation or claims for inconvenience or loss of business, rents, or profits as a result of such injury or damage, whether or not caused by the gross negligence or willful and wrongful act of any of the Indemnitees. Subject to Section 16.4 above, if any such damage, whether to the Premises or the Property or any part of either, or whether to Landlord or to other tenants in the Property, results from any negligence or willful misconduct of Tenant, its employees, servants, agents, contractors, invitees or customers, Tenant shall be liable therefor and Landlord may, at Landlord’s option, repair such damage and Tenant shall, upon demand by Landlord, as payment of additional Rent hereunder, reimburse Landlord within ten (10) days of demand for the total reasonable cost of such repairs, in excess of amounts, if any, paid to Landlord under insurance covering such damages. Tenant shall not be liable for any such damage caused by its acts or neglect if Landlord or a tenant has recovered the full amount of the damage from proceeds of insurance policies and the insurance company has waived its right of subrogation against Tenant.

17.2         INDEMNITY BY TENANT

To the extent permitted by Law, Tenant hereby indemnifies, and agrees to protect, defend and hold the Indemnitees harmless, against any and all actions, claims, demands, liability, costs and expenses, including attorneys’ fees and expenses for the defense thereof, arising from Tenant’s occupancy of the Premises, from the undertaking of any Tenant Alterations or repairs to the Premises, from the conduct of Tenant’s business on the Premises, or from any willful act or negligence of Tenant, its agents, contractors, servants, employees, customers or invitees, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against the Indemnitees by reason of any such claim, upon notice from Landlord, Tenant covenants to defend such action or proceeding by counsel chosen by Landlord, in Landlord’s sole discretion. Landlord reserves the right to settle, compromise or dispose of any and all actions, claims and demands related to the foregoing indemnity. The foregoing indemnity shall not operate to relieve Indemnitees of liability to the extent such liability is caused by the willful and wrongful act of Indemnitees. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Landlord or its insurers to the extent of amounts, if any, paid to Landlord under its “All-Risks” property insurance. However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold the Indemnitees harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively, “Claims”), to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees (except for damage to the Tenant Alterations and Tenant’s personal property, fixtures, furniture and equipment in the Premises in which case Tenant shall be responsible to the extent Tenant is required to obtain the requisite insurance coverage pursuant to this Lease). Tenant’s agreement to indemnify Landlord pursuant to this Article 17 is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to this Lease, to the extent such policies cover the matters subject to such indemnification obligations. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Landlord or its insurers to the extent of amounts, if any, paid to Landlord under its “All-Risks” property insurance. This Article 17 shall survive the expiration or earlier termination of this Lease.

17.3         INDEMNITY BY LANDLORD

To the extent permitted by Law, Landlord hereby indemnifies, and agrees to protect, defend and hold Tenant and its directors, officers and employees (the “Tenant Indemnitees”) harmless, against any and all actions, claims, demands, liability, costs and expenses, including reasonable attorneys’ fees and expenses for the defense thereof, to the extent arising from any gross negligence or willful misconduct of Landlord or its agents, in or about the Premises or the Property or any part of either. In case of any action or proceeding brought against the Tenant Indemnitees by reason of any such claim, upon notice from Tenant, Landlord covenants to defend such action or proceeding by counsel chosen by Landlord. The foregoing indemnity shall not operate to relieve Tenant Indemnitees of liability to the extent such liability is caused by the willful and wrongful act of Tenant Indemnitees. Further, the foregoing indemnity is subject to and shall not diminish any waivers in effect in accordance with Section 16.4 by Tenant or its insurers to the extent of amounts, if any, paid to Tenant under its “All-Risks” property insurance.

ARTICLE 18
RULES AND REGULATIONS

18.1         RULES

Tenant agrees for itself and for its subtenants, employees, agents, and invitees to comply with the rules and regulations listed on Exhibit B-2 attached hereto and with all reasonable modifications and additions thereto which Landlord may make from time to time.

18.2         ENFORCEMENT

Nothing in this Lease shall be construed to impose upon the Landlord any duty or obligation to enforce the rules and regulations as set forth on Exhibit B-2 or as hereafter adopted, or the terms, covenants or conditions of any other lease as against any other tenant, and the Landlord shall not be liable to the Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. Landlord shall use reasonable efforts to enforce the rules and regulations of the Project in a uniform and non-discriminatory manner.

ARTICLE 19
LANDLORD’S RESERVED RIGHTS

Landlord shall have the following rights exercisable without notice to Tenant and without liability to Tenant for damage or injury to persons, property or business and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for offset or abatement of Rent (except as otherwise set forth in this Lease): (1) to change the Building’s name or street address upon thirty (30) days’ prior written notice to Tenant; (2) to install, affix and maintain all signs on the exterior and/or interior of the Building; (3) to designate and/or approve prior to installation, all types of signs, window shades, blinds, drapes, awnings or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (4) upon at least twenty-four (24) hours prior notice to Tenant, to display the Premises to prospective purchasers and lenders at reasonable hours at any time during the Term and to prospective tenants at reasonable hours during the last twelve (12) months of the Term (with Tenant having the opportunity to accompany any such individuals while in the Premises); (5) to have access for Landlord and other tenants of the Building to any mail chutes and boxes located in or on the Premises as required by any applicable rules of the United States Post Office; and (6) to close the Building after normal business hours, except that Tenant and its employees and invitees shall be entitled to admission at all times, under such reasonable regulations as Landlord prescribes for security purposes.

ARTICLE 20
ESTOPPEL CERTIFICATE

20.1         IN GENERAL

Within ten (10) business days after request therefor by Landlord, Mortgagee or any prospective mortgagee or owner, Tenant agrees as directed in such request to execute an Estoppel Certificate in recordable form, binding upon Tenant, certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, a description of such modifications and that this Lease as modified is in full force and effect); (ii) the dates to which Rent has been paid; (iii) that Tenant is in the possession of the Premises if that is the case; (iv) that Landlord is not in default under this Lease (or if Tenant believes there exists any default by Landlord, a full and complete explanation thereof); (v) that Tenant has no offsets or defenses to the performance of its obligations under this Lease (or if Tenant believes there are any offsets or defenses, a full and complete explanation thereof); (vi) that Tenant has accepted the Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto (or if Tenant believes it has a claim against Landlord or any other party, a full and complete explanation thereof); (vii) that if an assignment of rents or leases has been served upon the Tenant by a Mortgagee, Tenant will acknowledge receipt thereof and agree to be bound by the provisions thereof; (viii) that Tenant will give to the Mortgagee copies of all notices required or permitted to be given by Tenant to Landlord; and (ix) to any other information reasonably requested.

20.2         ENFORCEMENT

In the event that Tenant fails to timely deliver an Estoppel Certificate within the ten (10) business day period following written request, and if such failure continues for an additional five (5) business days following written notice from Landlord, then such failure shall be a Default for which there shall be no cure or grace period. In addition to any other remedy available to Landlord, Landlord may impose a charge equal to $385.00 for each day that Tenant fails to deliver an Estoppel Certificate.

ARTICLE 21
INTENTIONALLY OMITTED

ARTICLE 22
REAL ESTATE BROKERS

Tenant represents that, except for the broker listed in Section 1.1(14), Tenant has not dealt with any real estate broker, sales person, or finder in connection with this Lease, and no such person initiated or participated in the negotiation of this Lease, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Indemnitees, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord has not dealt with any real estate broker, sales person, or finder in connection with this Lease. Landlord agrees to pay any commission to which the broker listed in Section 1.1(14) is entitled in connection with its representation of Tenant under this Lease pursuant to Landlord’s written agreement with such broker. Landlord hereby agrees to indemnify, protect, defend and hold Tenant harmless from and against any and all liabilities and claims for commissions and fees arising out of any real estate broker, sales person or finder that claims to have represented Landlord in connection with this Lease.

ARTICLE 23
MORTGAGEE PROTECTION

23.1         SUBORDINATION AND ATTORNMENT

This Lease is and shall be expressly subject and subordinate at all times to (i) any ground or underlying lease of the Real Property, now or hereafter existing, and all amendments, extensions, renewals and modifications to any such lease, and (ii) the lien of any mortgage or trust deed now or hereafter encumbering fee title to the Real Property and/or the leasehold estate under any such lease, and all amendments, extensions, renewals, replacements and modifications of such mortgage or trust deed and/or the obligation secured thereby, unless such ground lease or ground lessor, or mortgage, trust deed or Mortgagee, expressly provides or elects that the Lease shall be superior to such lease or mortgage or trust deed. If any such mortgage or trust deed is foreclosed (including any sale of the Real Property pursuant to a power of sale), or if any such ground or underlying lease is terminated, upon request of the Mortgagee or ground lessor, as the case may be, Tenant shall attorn to the purchaser at the foreclosure sale or to the ground lessor under such lease, as the case may be, provided, however, that such purchaser or ground lessor shall not be (i) bound by any payment of Rent for more than one month in advance except payments in the nature of security for the performance by Tenant of its obligations under this Lease; (ii) subject to any offset, defense or damages arising out of a default of any obligations of any preceding Landlord except to the extent of defaults continuing after the date of such attornment; or (iii) bound by any amendment or modification of this Lease made without the written consent of the Mortgagee or ground lessor; or (iv) liable for any security deposits not actually received by such purchaser or ground lessor. The foregoing subordination as to any future deed of trust or ground lease is conditioned upon the Mortgagee or ground lessor providing Tenant with its standard subordination, non-disturbance and attornment agreement. Additionally, Tenant agrees to execute promptly any reasonable certificate or instrument that Landlord, Mortgagee or ground lessor may request in connection with any such subordination. Upon request by such successor in interest, Tenant shall execute and deliver reasonable instruments confirming the attornment provided for herein. The terms of this paragraph shall survive any termination of this Lease by reason of foreclosure.

Landlord has informed Tenant that the Project is currently encumbered by a deed of trust (the “Security Instrument”). At Tenant’s sole cost and expense, Landlord shall request the Mortgagee of the existing Security Instrument to issue its standard subordination, non-disturbance and attornment agreement (“SNDA”), pursuant to which the beneficiary of such Security Instrument agrees to recognize this Lease in the event of default under such Security Instrument or sale under such Security Instrument, so long as Tenant is not in default hereunder beyond any applicable notice and cure period. Landlord’s sole obligation under this section is to use commercially reasonable efforts to cause Mortgagee to issue such SNDA. Tenant is responsible for paying all costs and expenses for such SNDA, including, without limitation, the lender attorneys’ fees and disbursements. Obtaining the SNDA is not a condition precedent or subsequent to the Lease. The failure of such lender to issue its SNDA shall not relieve Tenant of any of its obligations under the Lease or constitute a breach or default by Landlord.

23.2         MORTGAGEE PROTECTION

Tenant agrees to give any Mortgagee or ground lessor, by registered or certified mail, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has received notice (by way of service on Tenant of a copy of an assignment of rents and leases, or otherwise) of the address of such Mortgagee or ground lessor. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the Mortgagee or ground lessor shall have an additional thirty (30) days after receipt of notice thereof within which to cure such default or if such default cannot be cured within that time, then such additional notice time as may be necessary, if, within such thirty (30) days, any Mortgagee or ground lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including commencement of foreclosure proceedings or other proceedings to acquire possession of the Real Property, if necessary to effect such cure). Such period of time shall be extended by any period within which such Mortgagee or ground lessor is prevented from commencing or pursuing such foreclosure proceedings or other proceedings to acquire possession of the Real Property by reason of Landlord’s bankruptcy. Until the time allowed as aforesaid for Mortgagee or ground lessor to cure such defaults has expired without cure, Tenant shall have no right to, and shall not, terminate this Lease on account of default. This Lease may not be modified or amended so as to reduce the Rent or shorten the Term, or so as to adversely affect in any other respect to any material extent the rights of the Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the ground lessor or the Mortgagee.

ARTICLE 24
NOTICES

(a)           All notices, demands or requests provided for or permitted to be given pursuant to this Lease must be in writing and shall be personally delivered, sent by Federal Express or other reputable overnight courier service, or mailed by first class, registered or certified United States mail, return receipt requested, postage prepaid.

(b)           All notices, demands or requests to be sent pursuant to this Lease shall be deemed to have been properly given or served by delivering or sending the same in accordance with this Section, addressed to the parties hereto at their respective addresses listed in Section 1.1.

(c)           Notices, demands or requests sent by mail or overnight courier service as described above shall be effective upon deposit in the mail or with such courier service. However, except with respect to a notice given under Code of Civil Procedure Section 1161 et seq., the time period in which a response to any such notice, demand or request must be given shall commence to run from (i) in the case of delivery by mail, the date of receipt on the return receipt of the notice, demand or request by the addressee thereof, or (ii) in the case of delivery by Federal Express or other overnight courier service, the date of acceptance of delivery by Landlord or Tenant. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given, as indicated by advice from Federal Express or other overnight courier service or by mail return receipt, shall be deemed to be receipt of notice, demand or request sent. Notices may also be served by personal service upon Landlord or Tenant, and shall be effective upon such service.

(d)           By giving to the other party at least five (5) business days written notice thereof, either party shall have the right from time to time during the term of this Lease to change their respective addresses for notices, statements, demands and requests, provided such new address shall be within the United States of America.

ARTICLE 25
MISCELLANEOUS

25.1         LATE CHARGES

(a)           All payments required hereunder (other than the Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits, which shall be due as hereinbefore provided) to Landlord shall be paid within ten (10) days after Landlord’s demand therefor. All such amounts (including Monthly Base Rent, Rent Adjustments, and Rent Adjustment Deposits) not paid within five (5) days after due shall bear interest from the date due until the date paid at the Default Rate in effect on the date such payment was due.

(b)           In the event Tenant is more than five (5) days late in paying any installment of Rent due under this Lease, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquent installment of Rent. The parties agree that (i) such delinquency will cause Landlord to incur costs and expenses not contemplated herein, the exact amount of which will be difficult to calculate, including the cost and expense that will be incurred by Landlord in processing each delinquent payment of rent by Tenant, (b) the amount of such late charge represents a reasonable estimate of such costs and expenses and that such late charge shall be paid to Landlord for each delinquent payment in addition to all Rent otherwise due hereunder. The parties further agree that the payment of late charges and the payment of interest provided for in subparagraph (a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of late charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.

(c)           Notwithstanding the foregoing, Tenant shall be entitled to notice and the expiration of a five (5) day cure period prior to a imposition of any late charge or interest charge under this Section 25.1 one (1) time per calendar year; after such written notice has been provided to Tenant in a calendar year, Tenant shall not be entitled to any further notice prior to imposition of a late charge or interest under this Section 25.1 in such calendar year.

(d)           Payment of interest at the Default Rate and/or of late charges shall not excuse or cure any default by Tenant under this Lease, nor shall the foregoing provisions of this Article or any such payments prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay Rent when due, including the right to terminate this Lease.

25.2         NO JURY TRIAL; VENUE; JURISDICTION

To the fullest extent permitted by law, including laws enacted after the Commencement Date, each party hereto (which includes any assignee, successor, heir or personal representative of a party) shall not seek a jury trial, hereby waives trial by jury, and hereby further waives any objection to venue in the County in which the Project is located, and agrees and consents to personal jurisdiction of the courts of the State of California, in any action or proceeding or counterclaim brought by any party hereto against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or any claim of injury or damage, or the enforcement of any remedy under any statute, emergency or otherwise, whether any of the foregoing is based on this Lease or on tort law. No party will seek to consolidate any such action in which a jury has been waived with any other action in which a jury trial cannot or has not been waived. It is the intention of the parties that these provisions shall be subject to no exceptions. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

25.3         DISCRIMINATION

Tenant agrees for Tenant and Tenant’s heirs, executors, administrators, successors and assigns and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry (whether in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises or otherwise) nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the use or occupancy of the Premises by Tenant or any person claiming through or under Tenant.

25.4         FINANCIAL STATEMENTS

Within ten (10) business days after written request from Landlord from time to time during the Term, Tenant shall provide Landlord with current financial statements setting forth Tenant’s financial condition and net worth for the most recent quarter, including balance sheets and statements of profits and losses. Such statements shall be reviewed by an independent accountant and certified by Tenant’s president, chief executive officer or chief financial officer. Landlord shall only request such financial information in connection with a sale or financing or a proposed sale or refinancing of the Property, or any portion thereof, or during any period in which Tenant is in default, and Landlord shall treat any such financial information as confidential information and shall only disclose the same to the extent reasonably necessary in connection with the foregoing purposes or as may be required by Law. Notwithstanding the foregoing, Tenant shall have no obligation to deliver any financial statements if Tenant is a publicly traded entity or an entity that is otherwise required to file financial statements with any governmental entity that are publicly available and Tenant is in compliance with such public reporting requirement.

25.5         OPTION

This Lease shall not become effective as a lease or otherwise until executed and delivered by both Landlord and Tenant. The submission of the Lease to Tenant does not constitute a reservation of or option for the Premises, but when executed by Tenant and delivered to Landlord, the Lease shall constitute an irrevocable offer by Tenant in effect for fifteen (15) days to lease the Premises on the terms and conditions herein contained.

25.6         TENANT AUTHORITY

Tenant represents and warrants to Landlord that it has full authority and power to enter into and perform its obligations under this Lease, that the person executing this Lease is fully empowered to do so, and that no consent or authorization is necessary from any third party. Landlord may request that Tenant provide Landlord reasonable evidence of Tenant’s authority. Landlord represents and warrants to Tenant that it has full authority and power to enter into and perform its obligations under this Lease.

25.7         ENTIRE AGREEMENT

This Lease, the Exhibits, and Riders attached hereto contain the entire agreement between Landlord and Tenant concerning the Premises and there are no other agreements, either oral or written, and no other representations or statements, either oral or written, on which Tenant or Landlord has relied. This Lease shall not be modified except by a writing executed by Landlord and Tenant.

25.8         MODIFICATION OF LEASE FOR BENEFIT OF MORTGAGEE

If Mortgagee of Landlord requires a modification of this Lease which shall not result in any increased cost or expense to Tenant or in any other material and adverse change in the rights and obligations of Tenant hereunder, then Tenant agrees that the Lease may be so modified.

25.9         EXCULPATION

Tenant agrees, on its behalf and on behalf of its successors and assigns, that any liability or obligation under this Lease shall only be enforced against Landlord’s equity interest in the Property up to a maximum of Five Million Dollars ($5,000,000.00) and in no event against any other assets of the Landlord, or Landlord’s officers or directors or partners, and that any liability of Landlord with respect to this Lease shall be so limited and Tenant shall not be entitled to any judgment in excess of such amount. Notwithstanding anything to the contrary contained herein, in no event shall Landlord be liable to Tenant for consequential, punitive or special damages with respect to this Lease.

25.10       ACCORD AND SATISFACTION

No payment by Tenant or receipt by Landlord of a lesser amount than any installment or payment of Rent due shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or payment of Rent or pursue any other remedies available to Landlord. No receipt of money by Landlord from Tenant after the termination of this Lease or Tenant’s right of possession of the Premises shall reinstate, continue or extend the Term. Receipt or acceptance of payment from anyone other than Tenant, including an assignee of Tenant, is not a waiver of any breach of Article 10, and Landlord may accept such payment on account of the amount due without prejudice to Landlord’s right to pursue any remedies available to Landlord.

25.11       LANDLORD’S OBLIGATIONS ON SALE OF BUILDING

In the event of any sale or other transfer of the Building, Landlord shall be entirely freed and relieved of all agreements and obligations of Landlord hereunder accruing or to be performed after the date of such sale or transfer, and any remaining liability of Landlord with respect to this Lease shall be limited to the dollar amount specified in Section 25.9 and Tenant shall not be entitled to any judgment in excess of such amount. Landlord shall have the right to assign this Lease to an entity comprised of the principals of Landlord or any Landlord Affiliate. Upon such assignment and assumption of the obligations of Landlord hereunder, Landlord shall be entirely freed and relieved of all obligations hereunder.

25.12       BINDING EFFECT

Subject to the provisions of Article 10, this Lease shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and permitted assigns.

25.13       CAPTIONS

The Article and Section captions in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such Articles and Sections.

25.14       TIME; APPLICABLE LAW; CONSTRUCTION

Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed in accordance with the Laws of the State of California. If more than one person signs this Lease as Tenant, the obligations hereunder imposed shall be joint and several. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each item, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by Law. Wherever the term “including” or “includes” is used in this Lease, it shall have the same meaning as if followed by the phrase “but not limited to”. The language in all parts of this Lease shall be construed according to its normal and usual meaning and not strictly for or against either Landlord or Tenant.

25.15       ABANDONMENT

In the event Tenant vacates or abandons the Premises but is otherwise in compliance with all the terms, covenants and conditions of this Lease, Landlord shall (i) have the right to enter into the Premises in order to show the space to prospective tenants, (ii) have the right to reduce the services provided to Tenant pursuant to the terms of this Lease to such levels as Landlord reasonably determines to be adequate services for an unoccupied premises, and (iii) during the last six (6) months of the Term, have the right to prepare the Premises for occupancy by another tenant upon the end of the Term. Tenant expressly acknowledges that in the absence of written notice pursuant to Section 11.2(b) or pursuant to California Civil Code Section 1951.3 terminating Tenant’s right to possession, none of the foregoing acts of Landlord or any other act of Landlord shall constitute a termination of Tenant’s right to possession or an acceptance of Tenant’s surrender of the Premises, and the Lease shall continue in effect.

25.16       LANDLORD’S RIGHT TO PERFORM TENANT’S DUTIES

If Tenant is in Default for the failure to timely to perform any of its duties under this Lease, then Landlord shall have the right (but not the obligation), to cure such Default on behalf and at the expense of Tenant following no fewer than three (3) business days prior notice to Tenant, and all sums reasonably expended or expenses reasonably incurred by Landlord in performing such duty shall be deemed to be additional Rent under this Lease and shall be due and payable upon demand by Landlord.

25.17       SECURITY SYSTEM

Landlord shall not be obligated to provide or maintain any security patrol or security system. Landlord shall not be responsible for the quality of any such patrol or system which may be provided hereunder or for damage or injury to Tenant, its employees, invitees or others due to the failure, action or inaction of such patrol or system.

25.18       NO LIGHT, AIR OR VIEW EASEMENTS

Any diminution or shutting off of light, air or view by any structure which may be erected on lands of or adjacent to the Project shall in no way affect this Lease or impose any liability on Landlord.

25.19       RECORDATION

Neither this Lease, nor any notice nor memorandum regarding the terms hereof, shall be recorded by Tenant. Any such unauthorized recording shall be a Default for which there shall be no cure or grace period. Tenant agrees to execute and acknowledge, at the request of Landlord, a commercially reasonable memorandum of this Lease, in recordable form.

25.20       SURVIVAL

The waivers of the right of jury trial, the other waivers of claims or rights, the releases and the obligations of a party under this Lease to indemnify, protect, defend and hold harmless the other party shall survive the expiration or termination of this Lease, and so shall all other obligations or agreements which by their terms survive expiration or termination of the Lease.

25.21       OFAC REPRESENTATION, WARRANTY AND COVENANT

Tenant represents, warrants and covenants that:

(1)           Tenant and its principals are not acting, and will not act, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control;

(2)           Tenant and its principals are not engaged, and will not engage, in this transaction, directly or indirectly, on behalf of, or instigating or facilitating, and will not instigate or facilitate, this transaction, directly or indirectly, on behalf of, any such person, group, entity, or nation; and

(3)           Tenant acknowledges that the breach of this representation, warranty and covenant by Tenant shall be an immediate Default under this Lease.

25.22       COUNTERPARTS

This Lease may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. Telecopied signatures or signatures transmitted by electronic mail in so-called “pdf” format may be used in place of original signatures on this Lease. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Lease based on such telecopied or e-mailed signatures. Promptly following request by either party, the other party shall provide the requesting party with original signatures on this Lease.

25.23       BACKUP GENERATOR

Tenant to maintain in good operating condition and repair (including any required replacements), at Tenant’s sole cost and expense, the backup generator currently located at the Project as well as the associated equipment and infrastructure (collectively, the “Generator”). All such maintenance and Tenant’s use of the Generator shall be subject to all applicable Laws, and any terms and conditions as may be reasonably imposed by Landlord; provided, however, that Landlord shall not charge Tenant any separate charge in connection with the same. Without limiting the generality of the foregoing, Tenant shall, at Tenant’s sole cost and expense, obtain and maintain all necessary federal, state, and municipal permits, licenses and approvals, including without limitation any such permits, licenses and approvals from the Bay Area Air Quality Management District, and Tenant shall deliver copies thereof to Landlord. The Generator may be used by Tenant only during (a) testing and regular maintenance, and (b) any period of electrical power outage in the Project. Tenant shall be entitled to operate the Generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Tenant shall ensure that the backup generator does not result in any Hazardous Materials being introduced to the Project. Further, Tenant shall be responsible for ensuring that the Generator does not interfere with the use of the Project by other tenants or tenants or occupants of surrounding buildings. Any repairs and maintenance of such Generator shall be the sole responsibility of Tenant and Landlord makes no representation or warranty with respect to such Generator. Tenant shall protect, defend, indemnify and hold harmless the Indemnitees from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Generator. On or prior to the Termination Date, Tenant shall either (i) surrender the Generator in good operating condition without compensation to Tenant, or (ii) remove the Generator (including all the associated equipment and infrastructure) from the Project and repair and restore the Project and the Building to the condition which existed prior to the installation of the Generator (including, new electrical panels for the Building and restoring and restriping the affected parking areas), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord.

25.24       ROOFTOP EQUIPMENT

If Tenant desires to use the roof of the Building to install communication equipment to be used from the Premises, Tenant may so notify Landlord in writing (“Communication Equipment Notice”), which Communication Equipment Notice shall generally describe the specifications for the equipment desired by Tenant. If at the time of Landlord’s receipt of the Communication Equipment Notice, Landlord reasonably determines that space is available on the roof of the Building for such equipment, then Tenant, at its sole cost and expense, shall have the nonexclusive right (it being understood that Landlord may grant, extend or renew similar rights to others) to install, maintain, and from time to time replace a satellite dish or antenna and related infrastructure and equipment (“Communication Equipment”) on the roof of the Building, provided that prior to commencing any installation or maintenance, Tenant shall (i) obtain Landlord’s prior written approval of the proposed size, weight and location of the Communication Equipment, the method for fastening the Communication Equipment to the roof, and any architectural screening as may be appropriate, which approval(s) may be granted or withheld in Landlord’s sole but good faith determination, (ii) such installation and/or replacement shall comply strictly with all applicable governmental laws, rules and regulations and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) use the Communication Equipment solely for its personal internal use, (iv) not grant any right to use of the Communication Equipment to any other party, and (v) obtain, at Tenant’s sole cost and expense, any necessary federal, state, and municipal permits, licenses and approvals, and deliver copies thereof to Landlord. Landlord may supervise or perform any roof penetration related to the installation of any Communication Equipment, and Landlord may charge the cost thereof to Tenant. Tenant agrees that all installation, construction and maintenance shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements as shall be imposed by Landlord. Tenant shall, at its sole cost and expense, repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of the Communication Equipment. The Communication Equipment shall remain the property of Tenant, and Tenant may remove the Communication Equipment at its sole cost and expense at any time during the Term. Tenant shall remove the Communication Equipment at Tenant’s sole cost and expense on or prior to the Termination Date. Tenant agrees that the Communication Equipment, and any wires, cables or connections relating thereto, and the installation, maintenance and operation thereof shall in no way interfere with the use and enjoyment of the Building, or the operation of communications (including, without limitation, other satellite antenna) or computer devices by Landlord or by other tenants or occupants of the Project or surrounding buildings. If such interference shall occur, Landlord shall give Tenant written notice thereof and Tenant shall correct the same within two (2) business days of receipt of such notice. Landlord makes no warranty or representation that the Building or any portions thereof are suitable for the use of a Communication Equipment, it being assumed that Tenant has satisfied itself thereof. Tenant shall protect, defend, indemnify and hold harmless the Indemnitees from and against claims, damages, liabilities, costs and expenses of every kind and nature, including attorneys’ fees, incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of the Communication Equipment.

25.25       EQUIPMENT FINANCING

Tenant shall have the right from time to time to pledge, encumber or grant a security interest in its equipment, inventory, merchandise, trade fixtures and personal property, but not any equipment, fixtures or leasehold improvements or alterations which belong to, inure to the benefit of, or will belong to Landlord after the expiration or earlier termination of the Lease including any Tenant Alterations (collectively, the “Collateral”) in connection with financing or refinancing thereon by Tenant. Landlord will promptly execute following written request a waiver or release of lien rights and consent instrument in form and content reasonably acceptable to Landlord; provided, however, that any such instrument shall describe the Collateral with particularity and provide that (a) any entry into the Premises by such secured party may only be accomplished by prior written notice to Landlord and Landlord’s property manager and must occur during the Term of this Lease, (b) any secured property which remains in the Premises after the expiration or earlier termination of this Lease may be disposed of by Landlord in accordance with California law, (c) the secured party may not conduct an auction or other sale at the Premises, (d) prior to entering the Premises, such secured party must provide Landlord with evidence of insurance reasonably required by Landlord, must agree to act in a manner so as to minimize interference with other tenants and to comply with Landlord’s Rules and Regulations for the Project.

25.26       RIDERS

All Riders attached hereto and executed both by Landlord and Tenant shall be deemed to be a part hereof and hereby incorporated herein.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Lease has been executed as of the date set forth in Section 1.1(4) hereof.

TENANT:	LANDLORD:

XOMA Corporation,	7th Street Properties II, a California
a Delaware corporation	Limited Partnership
	By:	Seventh II Corporation, a
By:		Delaware corporation
	Its:	Managing General Partner
Print Name:	FRED KURLAND
Its:	Vice President, Finance and Chief Financial Officer

By:
Richard K. Robbins
Its President

EXHIBIT A

PLAN OF PREMISES

A-1

A-2

EXHIBIT B-l

LABORATORY RULES AND REGULATIONS

1.         Any laboratory equipment (glass and cage washers, sterilizers, centrifuges, etc.) being used during normal business hours must be properly insulated for noise to prevent interruption of other tenants’ business. Landlord reserves the right to request all equipment be insulated prior to occupancy. Should other tenants complain of noise, lab tenant will be responsible for abating any noise issues, at Tenant’s sole cost.

2.         Any damages to property due to leaks from lab equipment will be the sole responsibility of the Tenant. Should damage occur in other Tenant spaces, any and all damages and clean up will be the responsibility of equipment owner (lab tenant).

3.         Animal activities are a recognized and necessary process in the biotech industry. It can only be conducted by lab tenants pursuant to all the requirements of their respective lease (including any “Use” clause) and requires specific, written approval by Landlord in advance. Any animal operations shall be conducted pursuant to all regulations, standards and best industry practices relating to them.

4.         To reduce the potential interaction with office tenants and their employees and visitors with any biotech animal operations; animal testing performed; deliveries of animals and any equipment, foods, cleaners, etc. associated with animal activities must be coordinated through the Loading Dock after hours and with the cooperation of the building management and security personnel. Tenant should make every effort to handle any deliveries relating to animal activities outside of Building Standard Hours. The freight elevator must be used at all times, and delivery trucks should not be visible to the other tenants in the campus area. No cartons, containers or cardboard boxes bearing the nature of contents may be stored or left in common area spaces, to include any garage/freight areas.   Feed bags, animal carriers, and any and all containers must be disposed of properly and with discretion.

5.         All exterior signage relating to  laboratory operations (i.e. visible to common areas including corridors) must be kept to the minimum required by law.  All signs must have Landlord’s approval prior to installation.

EXHIBIT B-2

RULES AND REGULATIONS

1.         No   sidewalks,   entrance,   passages,   courts,   elevators,   vestibules,   stairways, corridors or halls shall be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises and if the Premises are situated on the ground floor of the Project, Tenant shall further, at Tenant’s own expense, keep the sidewalks and curb directly in front of the Premises clean and free from rubbish.

2.         No awning or other projection shall be attached to the outside walls or windows of the Project without the prior written consent of Landlord. No curtains, blinds, shades, drapes or screens shall be attached to or hung in, or used in connection with any window or door of the Premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, drapes, screens and other fixtures must be of a quality, type, design, color, material and general appearance approved by Landlord, and shall be attached in the manner approved by Landlord. All lighting fixtures hung in offices or spaces along the perimeter of the Premises visible from the exterior of the Building must be of a quality, type, design, bulb color, size and general appearance approved by Landlord.

3.         Except as otherwise permitted in the Lease, no sign, advertisement, notice, lettering, decoration or other thing shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Premises or of the Project, without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant.

4.         The sashes, sash doors, skylights, windows and doors that reflect or admit light or air into the halls, passageways or other public places in the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills or in the public portions of the Project.

5.         No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in public portions thereof without the prior written consent of Landlord.

6.         The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant to the extent that Tenant or Tenant’s agents, servants, employees, contractors, visitors or licensees shall have caused the same.

7.         Tenant shall not mark, paint, drill into or in any way deface any part of the Premises or the Project. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

8.         No domesticated pets of any kind shall be brought into or kept in or about the Premises or the Project, except seeing-eye dogs or other seeing-eye animals.

9.         Prior to leaving the Premises for the day, Tenant shall draw or lower window coverings and extinguish all lights.

10.       Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with neighboring buildings, or those having business with them. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

11.       Intentionally Omitted.

12.       No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

13.       Tenant shall not overload the floor(s) of the Building. Landlord reserves the right to prescribe the weight and position of all extraordinarily heavy items, which must be engineered to appropriately distribute the weight. The moving of extraordinarily heavy items must, be made upon previous notice to the Building Manager and in a manner and at times prescribed by him. Landlord reserves the right to inspect all extraordinarily heavy items to be brought into the Project and to exclude from the Project all extraordinarily heavy items which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

14.       Tenant shall not purchase spring water, towels, janitorial or maintenance or other like service from any company or persons not approved by Landlord. Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with security and proper operation of the Project.

15.       Landlord shall have the right to prohibit any advertising or business conducted by Tenant referring to the Project which, in Landlord’s opinion, tends to impair the reputation of the Project or its desirability as a first class building for offices, research and development (including, without limitation, laboratory use) and/or commercial services and upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

16.       Intentionally Omitted.

17.       Tenant’s contractors shall, while in the Premises or elsewhere in the Project, be subject to and under the control and direction of the Building Manager (but not as agent or servant of said Building Manager or of Landlord).

18.       If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

19.       The requirements of Tenant will be attended to only upon application at the office of the Project.   Project personnel shall not perform any work or do anything outside of their regular duties unless under special instructions from the office of the Landlord.

20.       Canvassing, soliciting and peddling in the Project are prohibited and Tenant shall cooperate to prevent the same.

21.       No water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord.

22.       Intentionally Omitted

23.       Tenant, Tenant’s agents, servants, employees, contractors, licensees, or visitors shall not park any vehicles in any driveways, service entrances, or areas posted “No Parking” and shall comply with any other parking restrictions imposed by Landlord from time to time.

24.       Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times properly operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the Premises.

25.       Tenant shall keep its window coverings closed during any period of the day when the sun is shining directly on the windows of the Premises.

26.       Tenant shall not use the name of the Project for any purpose other than as the address of the business to be conducted by Tenant in the Premises, nor shall Tenant use any picture of the Project in its advertising, stationery or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

27.       Tenant shall not prepare any food nor do any cooking, operate or conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, except that food and beverage preparation by Tenant’s employees using microwave ovens or coffee makers shall be permitted provided no odors of cooking or other processes emanate from the Building. Tenant shall not install or permit the installation or use of any vending machine unless approved in advance in writing by Landlord.

28.       The Premises shall not be used as an employment agency, a public stenographer or typist, a labor union office, a physician’s or dentist’s office, a dance or music studio, a school, a beauty salon, or barber shop, the business of photographic, multilith or multigraph reproductions or offset printing (not precluding using any part of the Premises for photographic, multilith or multigraph reproductions solely in connection with Tenant’s own business and/or activities), a restaurant or bar, an establishment for the sale of confectionery, soda, beverages, sandwiches, ice cream or baked goods, an establishment for preparing, dispensing or consumption of food or beverages of any kind in any manner whatsoever, or news or cigar stand, or a radio, television or recording studio, theatre or exhibition hall, or manufacturing, or the storage or sale of merchandise, goods, services or property of any kind at wholesale, retail or auction, or for lodging, sleeping or for any immoral purposes.

29.       Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s judgment to absorb and prevent vibration, noise and annoyance. Tenant shall not install any machine or equipment which causes noise, heat, cold or vibration to be transmitted to the structure of the building in which the Premises  are  located without  Landlord’s  prior written  consent,  which  consent may  be conditioned on such terms as Landlord may require. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot that such floor was designed to carry and which is allowed by Law.

30.       Intentionally Omitted.

31.       Tenant shall not store any vehicle within the parking area. Tenant’s parking rights are limited to the use of parking spaces for short-term parking, of up to twenty-four (24) hours, of vehicles utilized in the normal and regular daily travel to and from the Project. Tenants who wish to park a vehicle for longer than a 24-hour period shall notify the Building Manager for the Project and consent to such long-term parking may be granted for periods up to two (2) weeks. Any motor vehicles parked without the prior written consent of the Building Manager for the Project for longer than a 24-hour period shall be deemed stored in violation of this rule and regulation and shall be towed away and stored at the owner’s expense or disposed of as provided by Law.

32.       Smoking is prohibited in the Premises, the Building and all enclosed Common Areas of the Project, including all lobbies, all hallways, all elevators and all lavatories.

EXHIBIT C

PARKING AREA

Tenant will park in the area designated Parking Area No 1.

Tenant may only park within the Parking Structure located at 725 Potter Street with Landlord’s separate written approval.

EXHIBIT D

SYSTEMS IMPROVEMENTS

Monitoring-Based Persistence Commissioning Program Initial Site Assessment Report Wareham Development – 804 Heinz November 14, 2012

3.0    ENERGY EFFICIENCY MEASURE DESCRIPTION

Wareham Development has requested that Enovity identify different approaches for optimizing their building; for which seven energy measures were identified. It will be necessary to install a building automation system (BAS), in order to implement the controls related EEMs. The estimated cost of the BAS has been added to the summary table (Table 1.1). A breakdown of the BAS cost estimate is provided in Table 3.1.

Table 3.1: Estimated Building Automation System Cost Breakdown

Cost Estimate - 804 Heinz BAS Installation (37,500 Sq.Ft.)
Item	Description	Unit Price	Qty	Total
1	Demo and repalce existing VAV box pneumatic controls with new DDC components (VAV Valves, Reheat Coil Actuators Box level)	$3,750	28	$105,000
2	AHU DDC	$10,000	8	$80,000
3	Server and Global Controllers	$72,000	1	$72,000
4	Chiller Plant DDC	$15,000	1	$15,000
5	General Laboratory Exhaust Fan DDC	$10,000	2	$20,000
6	Commissioning & Contingency	$58,000	1	$58,000
				$350,000

3.1    EEM 1 – SUPPLY AIR TEMPERATURE RESET ON LAB AHS

Currently the laboratory air handlers (AH-2 & AH-4) at 804 Heinz operate without advanced supply air temperature (SAT) control. Enovity recommends reducing the mechanical cooling and heating energy consumption by dynamically resetting the SAT based on the actual cooling load in the building at any given time. Electric savings result from reduced chiller load.

3.2    EEM 2 – REBALANCE LAB AHS

The existing lab air handlers are 20 plus years old. Over the years, the air handlers and exhaust air flows have fallen out of calibration and may no longer be applicable to what the space is used for now. Enovity suggests rebalance the lab air handlers to the current loads and fume hood or general exhaust requirements of the office type spaces and laboratories.

Monitoring-Based Persistence Commissioning Program Initial Site Assessment Report Wareham Development - 804 Heinz November 14, 2012

3.3    EEM 3 – REPLACE OFFICE AC UNITS

Currently the office air conditioning units at 804 Heinz are approximately 30 years old. An opportunity exists to reduce the energy consumption by replacing the units with high efficiency units. Furthermore, the office air conditioning units can be scheduled on and off according to occupancy, and the deadband increased to save energy. The new schedule proposes enabling the units at 07:00 am to 06:00 pm on Monday through Friday.

3.4    EEM 4 – PLACE VFD ON CHILLED WATER PUMP

The existing cooling coils in the air handlers served by the chiller are equipped with three-way valves. Enovity recommends retrofitting to two-way valves and the adding a Variable Frequency Drive (VFD) to reduce the pump speed to reduce energy consumption when cooling demands in the building are lower.

3.5    EEM 5 – LIGHTING OCCUPANCY SENSOR IN NON LAB AREAS

Currently the lights in the building are controlled using wall switches. Enovity proposes to install on/off occupancy sensor controls in the offices, copy rooms, storages and hallways. The occupancy sensor controls save energy by activating the lights only when someone is present. Laboratories have been excluded but may be an option on a case by case basis depending on the type of activity in the lab.

3.6    EEM 6 – CHILLED WATER SUPPLY TEMPERATURE RESET

The existing chilled water supply temperature stays relativity constant. Enovity recommends resetting the chilled water based on outside air temperature. Allowing the chilled water supply temperature to reset will reduce chiller demand at cooler temperatures.

3.7    EEM 7 – LAB SUPPLY AND EXHAUST FAN VFD

Currently the two lab supply fans and fume exhaust fans have one or two speed control. Enovity suggests putting variable frequency drives on the fans to save fan energy when the laboratories are unoccupied. The lab fans will be place on a night setback schedule during unoccupied hours to reduce supply and general exhaust flows in labs, the fume hood exhaust flow will remain as is.